UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
REMITLY GLOBAL, INC.
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Remitly Global, Inc.
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Notice of Annual Meeting of Stockholders
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Wednesday, June 11, 2025
10:00 a.m. Pacific Time
Online at www.virtualshareholdermeeting.com/RELY2025
There is no physical location for the Annual Meeting

Items of Business
The principal business of the 2025 annual meeting of stockholders (the “Annual Meeting”) will be to:
1.Elect three Class I directors for a three-year term;
2.Approve, on an advisory basis, the compensation of our named executive officers;
3.Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
The Record Date
The record date is April 15, 2025 (the “Record Date”). You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on such Record Date. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
Dissemination of Materials
This notice of the Annual Meeting, proxy statement, and form of proxy are being distributed and made available on or about April 25, 2025.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the Securities and Exchange Commission's “Notice and Access” rules. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") containing instructions on how to access Annual Meeting materials via the Internet. The Notice of Internet Availability also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors,
Saema Somalya Chief Legal and Corporate Affairs Officer
Seattle, WA
April 25, 2025

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 11, 2025:
The Notice of Annual Meeting, Proxy Statement and our Annual Report to Stockholders
are available electronically at
www.proxyvote.com

A note from Matt, our CEO

Today, more than 281 million people live outside the country they were born in—a population nearly equal to that of the United States—building businesses, supporting loved ones, and managing financial lives that span multiple countries. Even as global conditions shift, the need for cross-border financial services remains steady, and continues to grow. Yet, financial services for this demographic have not kept pace. Traditional systems remain tethered to national infrastructures, designed for a world where money and people stay in one place. This is a disconnect I saw when we started Remitly in 2011, and it's the problem we continue to solve today.

At Remitly, we're building trusted financial services that fit the lives of our customers. And 2024 was a milestone year; we strengthened our foundation, delivered record-breaking results, and reinforced our leadership in cross-border payments. Our revenue surpassed $1.2 billion, an increase of +34% year-over-year. We helped nearly 8 million quarterly active customers send over $54 billion across more than 5,100 corridors. And we delivered improving profitability, demonstrating the scalability and durability of our business.

We are on a mission to **transform lives** with trusted financial services that transcend borders.

But these numbers tell only part of the story. Behind every transaction is a person: a son sending money for a parent's unexpected medical bill, an entrepreneur and microbusiness owner paying a remote worker, a mother investing in a child's education. Remitly's vision is not just about moving money. It's about removing friction, enabling resilience, and creating financial access for millions.

Building a business that delivers for customers and shareholders

A sustainable business isn't built on short-term gains, but on a deep understanding of what drives long-term value. Our approach is clear: deliver the most trusted, delightful experiences for customers, and the business results will follow.

At the core of our strategy is our perpetual flywheel, a self-reinforcing cycle that enables durable growth and positions us to continue taking share in a $2 trillion addressable market, even as macro conditions shift.

Remitly's flywheel started with a single corridor—U.S. to the Philippines—and has grown, one customer, one transaction, and one innovation at a time. Today, it powers more than 170 countries, 5,100 corridors, and supports millions of quarterly active customers. Since our IPO in 2021, we've more than doubled our annual revenue and more than tripled our RLTE dollars.

So how does it work? It starts with delivering trusted experiences to customers every step of the way, continuously improving speed, reliability, and transparency. In 2024, over 92% of customer transactions were disbursed in under an hour, and more than 95% were completed without a single support contact. That level of performance earns trust, drives repeat behavior, and turns customers into advocates. With more than 4 million app reviews and category-leading ratings, including 4.9 stars[1] on iOS and 4.8[1] on Android, our product is being talked about in communities and shared by word of mouth. That's not just marketing; it's momentum.

Our momentum drives scale, and scale helps us reduce unit costs, offer even better pricing, and reinvest in innovation and payment expansion. In 2024, we demonstrated this with faster bank-linked payments in the U.S., new pay-in methods like PayTo in Australia and Klarna in Germany, and expanded mobile wallet access in Africa. We also began unlocking new customer segments, like microbusinesses, high-amount senders, and seafarers, with minimal incremental investment, thanks to the extensibility of the technology we've already built.

Each rotation of our flywheel makes the next one easier, faster, and more impactful. As we grow, we can continue to deliver more for customers and create greater long-term value for shareholders.

People and culture: Our foundation

Foundational to all of this is the expertise, dedication, and values of our people. Inside our global offices, the energy is palpable. 2024 saw us embrace a new future-of-work approach that we call Connected Work, a model designed to balance the flexibility of remote work with the power of in-person collaboration. If you step into a Remitly office today, you'll feel it: the hum of ideas, the excitement of teams rallying around ambitious goals, the camaraderie that comes from solving big problems together.

Culture is the unseen force that powers a company's ability to endure and thrive, and after 14 years, I see it more clearly than ever. Every major milestone we've reached has been the result of talented, purpose-driven individuals working together to create solutions that impact millions of lives. That drive and customer centricity are what strengthen my belief in our ability to continue shaping the future of cross-border financial services.

1. App rating is based on all countries or regions and the rating may vary based on user location and device type.

More than moving money

Over the years, I've had the privilege of hearing some of the most powerful stories of resilience from our customers—stories that remind me daily that what we do is about far more than transactions. A customer in the U.S., a determined entrepreneur, who uses Remitly to pay a team of remote workers in the Philippines. A customer in Canada who relies on our service for bills and house repairs in Colombia and the U.S. These are not just payments. They're lifelines, livelihoods, and a testament to the trust our customers place in us every single day.

That trust is sacred. It's what fuels our flywheel and reinforces our responsibility to keep innovating, improving, and making the system work better for the people who need it most. And central to our ability to earn our customers' trust, is a commitment to integrity, which is why we take compliance, financial security, and customer protection seriously. From day one, we've designed our systems with compliance and transparency in mind. Today, our key controls include rigorous Know Your Customer (KYC) processes, real-time transaction monitoring, and adherence to anti-money laundering (AML) and counter-terrorist financing (CTF) standards. We work closely with regulators across geographies and conduct ongoing assessments of both our internal systems and external partners.

Remitly's infrastructure was built to deliver secure, reliable, and compliant financial services at scale, delivering peace of mind to our customers, and earning trust with our stakeholders. As we grow, we will continue to do so with integrity, because at Remitly, we're doing more than moving money; we're unlocking opportunities and strengthening connections across borders.

The road ahead

As global economic conditions shift and regulatory landscapes continue to evolve, the need for secure, scalable, and trusted cross-border financial services has never been more important.

In 2025, we will continue to invest in our technology, expanding our global footprint, and serving more use cases. We will push the boundaries of what's possible in cross-border financial services, ensuring that no matter where our customers' global lives take them, they have access to the financial tools they deserve.

When I look back on the early days of Remitly, I see the vision that set everything in motion. When I look at our team today, I see the passion, purpose, and expertise that will carry us forward. And when I look ahead, I see a future full of possibility that transcends borders.

We're just getting started!

Matt Oppenheimer
Co-founder & CEO, Remitly

REMITLY GLOBAL, INC.
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Proxy Statement
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Forward-Looking Statements

This proxy statement includes forward-looking statements. These statements are not historical facts and are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates, and uncertainties that are difficult to predict. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024.

FAQ: ANNUAL MEETING
References to our website in this proxy statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this proxy statement. In this proxy statement, unless the context otherwise requires, we refer to Remitly Global, Inc. as the “Company,” “Remitly,” “we,” or “us.”
Why am I receiving these materials?
Our board of directors is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held online on June 11, 2025 at 10:00 a.m. Pacific Time at http://www.virtualshareholdermeeting.com/RELY2025.
What is included in these materials?
These materials include this proxy statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2024. We are first making these materials available to you on the Internet on or about April 25, 2025.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:
1.Elect three Class I directors for a three-year term;
2.Approve, on a non-binding advisory basis, the compensation of our named executive officers (“Say on Pay”);
3.Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
4.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends that you vote:
•“FOR” the election of Ryno Blignaut, Phyllis Campbell, and Phillip Riese as Class I directors;
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
•“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 15, 2025 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 203,843,565 shares of our common stock outstanding. Each share of common stock is entitled to one vote. We do not have cumulative voting rights for the election of directors.

PROXY STATEMENT	3

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC ("EQ," and formerly known as American Stock Transfer & Trust Company, LLC), then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") was sent directly to you by us. As a stockholder of record, you may vote your shares at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability and, upon your request, the proxy materials were forwarded to you by your broker, bank, or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, or other nominee on how to vote your shares by following their instructions for voting. You may also vote your shares at the Annual Meeting as described below.
How is the Annual Meeting being held?

The Annual Meeting will be held virtually via live webcast on June 11, 2025 at 10:00 a.m. Pacific Time. Online access to the meeting will begin at approximately 9:45 a.m. Pacific Time. Stockholders will not be able to attend the Annual Meeting in person.
How do I attend the Annual Meeting?

If you were a stockholder of record or a beneficial owner as of April 15, 2025, you can attend the meeting by accessing http://www.virtualshareholdermeeting.com/RELY2025 and entering the 16-digit control number on the proxy card, email, Notice of Internet Availability, or voting instruction form you previously received.

If you would like to enter the meeting as a guest in listen-only mode, please login as a guest at the meeting center at http://www.virtualshareholdermeeting.com/RELY2025 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.
What if I encounter technical difficulties or trouble accessing the Annual Meeting?

Beginning fifteen minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
How can I submit questions at the Annual Meeting?

If you are attending the meeting as a stockholder of record or a beneficial owner, questions can be submitted by accessing the meeting center at http://www.virtualshareholdermeeting.com/RELY2025 and entering your control number.

4	REMITLY GLOBAL, INC.

How can I vote my shares?

If you are a stockholder of record, you may vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.
•By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.
•By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Annual Meeting. You may vote your shares electronically during the Annual Meeting by accessing the meeting center at http://www.virtualshareholdermeeting.com/RELY2025. You will need the control number located on your proxy card to be able to vote.
Internet and telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 11, 2025.

If you are a beneficial owner of shares held in street name, you should have received from your bank, broker, or other nominee instructions on how to vote or instruct the broker to vote your shares, which instructions are generally contained in a “voting instruction form” sent by the broker, bank, or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:
•Via the Internet. You may vote by proxy via the Internet by following the instructions on the voting instruction form provided to you by your broker, bank, or other nominee.
•By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form provided to you by your broker, bank, or other nominee.
•By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank, or other nominee.
•At the Annual Meeting. You may vote your shares electronically during the Annual Meeting by accessing the meeting center at http://www.virtualshareholdermeeting.com/RELY2025 . You will need the control number located on your voting instruction form to be able to vote.
If you received more than one Notice of Internet Availability or proxy card, then you hold shares of Remitly Global, Inc. common stock in more than one account. You should vote via the Internet, by telephone, by mail, or electronically at the Annual Meeting for all shares held in each of your accounts.
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated, and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If your proxy is signed and returned but no specific instructions are given, you give authority to Matthew Oppenheimer and Saema Somalya, or either of them, as proxies, each with the power to appoint their substitute, to vote your shares in accordance with the recommendations of our board of directors as described above. If any director nominee is not able to serve, proxies may be voted for a substitute nominee designated by our board of directors, unless our board of directors chooses to reduce the number of directors serving on our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Timely written notice to our Corporate Secretary;
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•Voting electronically at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker, or other nominee to change or revoke your voting instructions. You may also vote electronically at the Annual Meeting as described above.

PROXY STATEMENT	5

What constitutes a quorum at the Annual Meeting?
The presence, by participation through the virtual meeting center or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. A quorum must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting via our virtual meeting center.
Proxies submitted by banks, brokers, or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on so-called “routine” proposals, including the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required	Effect of Abstentions and/or Withhold Votes	Effect of Broker Non-Votes
Election of directors	Plurality of votes cast	None	None
Advisory approval of the Say on Pay proposal	Majority of votes cast	None	None
Ratification of appointment of independent registered public accounting firm	Majority of votes cast	None	N/A
Where can I find a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders of record will be available for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting for 10 days prior to the Annual Meeting at
http://www.virtualshareholdermeeting.com/RELY2025.
What is the impact of abstentions, withhold votes, and broker non-votes?
Abstentions, withhold votes, and broker non-votes are considered “shares present” for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under stock exchange rules, without voting instructions from beneficial owners, brokers will have discretion to vote on so-called “routine” proposals but not on “non-routine” proposals. At our Annual Meeting, only the ratification of the appointment of the independent registered public accounting firm is considered a "routine matter." All other proposals are considered "non-routine," and your broker will not have discretion to vote on these proposals. Therefore, in order for your voice to be heard, it is important that you vote.
Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing, and soliciting the proxies. We will ask brokers, banks, voting trustees, and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers, and employees may solicit proxies in person, by telephone, or otherwise. These individuals will not be specially compensated.

6	REMITLY GLOBAL, INC.

Where can I find the voting results of the Annual Meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”), within four business days after the Annual Meeting.
Why did I receive a Notice of Internet Availability rather than a full set of proxy materials?
In accordance with the SEC rules, we have elected to furnish our proxy materials, including this proxy statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
I share an address with another stockholder, and we received only one paper copy of the proxy materials or Notice of Internet Availability. How may I obtain an additional copy?

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report to Stockholders and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps in conserving natural resources.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Annual Report to Stockholders and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our Annual Report to Stockholders and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report to Stockholders and other proxy materials, you may contact telephone toll-free 1-866-540-7095 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.
How can I obtain Remitly’s Form 10-K and other financial information?
A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2024, and other financial information, without exhibits, was filed with the SEC on April 25, 2025. In addition, stockholders can access our Annual Report on our website at https://ir.remitly.com/. Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.
How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2026 annual meeting of stockholders pursuant to Rule 14a-8, you must submit it no later than December 26, 2025. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.
In addition, our amended and restated bylaws ("Bylaws") provide for an advance notice procedure for stockholder proposals that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present at an annual meeting. If you wish to present this type of proposal at the 2026 annual meeting of stockholders, we must receive the proposal in writing on or after 5:00 p.m. Eastern Time on February 11,

PROXY STATEMENT	7

2026, but no later than 5:00 p.m. Eastern Time on March 13, 2026, and you must comply with the other provisions of our Bylaws.
How do I nominate a director nominee?
Our Bylaws provide for an advance notice procedure for director nominations that are not submitted for inclusion in the proxy statement but that a stockholder instead wishes to present at an annual meeting. If you wish to nominate an individual for election as director at the 2026 annual meeting of stockholders under our Bylaws, we must receive your written nomination on or after 5:00 p.m. Eastern Time on February 11, 2026, but no later than 5:00 p.m. Eastern Time on March 13, 2026, and you must comply with the other provisions of our Bylaws. You should send your nomination to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.
In addition to complying with the advance notice provisions of our Bylaws, to nominate directors stockholders must give timely notice that complies with the additional requirements of Rule 14a-19, and which must be received no later than April 12, 2026.

8	REMITLY GLOBAL, INC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The number of directors is fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and Bylaws. Our board of directors currently consists of nine members. Currently serving members of our board of directors will continue to serve as directors until their terms expire and they do not stand for re-election, or until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification, or removal.
Classified Board of Directors
Our board of directors is divided into three classes of directors that serve on staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then-expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors in Class I are standing for election at this Annual Meeting, while directors in Class II and Class III will stand for election at the 2026 annual meeting and the 2027 annual meeting, respectively.
Our board of directors, upon the recommendation of our nominating and corporate governance committee, has nominated Ryno Blignaut, Phyllis Campbell, and Phillip Riese for election as Class I directors. If elected at this Annual Meeting, the Class I directors will serve until the 2028 annual meeting or until their successors are elected and qualified, or, if earlier, their death, resignation, disqualification, or removal.
We evaluated the independence of our directors based on the listing standards of Nasdaq, which is where our common stock is listed, and concluded that each director, except Mr. Oppenheimer and Mr. Hug, is independent.
Class I Director Nominees
Ryno Blignaut, 52, has served as a member of our board of directors since April 2023. He has been an Operating Partner at Khosla Ventures since December 2019 and serves on the board of directors of several privately held companies. From 2018 to 2019, he was President, Chief Financial and Administrative Officer of Restoration Hardware, Inc., a luxury furniture brand, which involved all areas of finance, accounting, treasury, IR, legal, and regulatory compliance. Prior to Restoration Hardware, he acted as Chief Business Officer of Wheels Up Experience Inc., a membership-based private aviation start-up. Mr. Blignaut was Chief Financial and Chief Risk Officer at Xoom Corporation, an electronic money transfer company, from 2005 through its acquisition by PayPal in 2015. He previously worked in the UK, assisting new hedge fund managers with their FCA regulatory compliance, accounting, and tax challenges. Mr. Blignaut holds a B.Comm (Hons) degree in Accounting from the University of Stellenbosch, South Africa, and is a member of the South African Institute of Chartered Accountants. We believe Mr. Blignaut is qualified to serve on our board of directors because of his financial expertise and industry knowledge and his experience advising technology companies.
Phyllis Campbell, 73, has served as a member of our board of directors since April 2023. She most recently served as the Regional Chair of the Pacific Northwest Region for JPMorgan Chase & Co., a financial services company. Prior to joining JPMorgan Chase & Co. in 2009, she was the President and Chief Executive Officer of The Seattle Foundation and President and Chief Executive Officer of U.S. Bank of Washington. She currently serves on the board of directors of Air Transport Services Group, Inc., an aviation company, and has previously served on the board of directors of a number of public companies. She holds an M.B.A. from the University of Washington and a bachelor’s degree in business administration from Washington State University. We believe Ms. Campbell is qualified to serve on our board of directors because of her financial expertise, her extensive background in the banking industry, and her leadership experience as both an executive and board member.

PROXY STATEMENT	9

Phillip Riese, 75, has served as a member of our board of directors since December 2016. Mr. Riese currently serves on the board of Flywire Corporation, a global payment company, and several privately held companies. From 1980 to 1998, Mr. Riese served as President, Consumer Card Services and Chairman of American Express Centurion Bank for American Express Financial Corporation, a multinational financial services corporation. From 1977 to 1980, Mr. Riese served as the Division Executive and Vice President, Merchant Services for Chase Bank. Mr. Riese holds an S.M. from Massachusetts Institute of Technology, an M.B.A. from the University of Cape Town, and a B. Comm. in Textile Engineering and Economics from Leeds University. We believe Mr. Riese is qualified to serve on our board of directors because of his extensive financial industry experience and his knowledge of technology companies.
Class II Continuing Directors
Bora Chung, 52, has served as a member of our board of directors since November 2020. Ms. Chung served as Chief Experience Officer for Bill.com Holdings, Inc., a cloud-based software company that automates back-office financial operations for small and midsize businesses, from October 2020 to August 2022, and Senior Vice President, Product from December 2018 to September 2020. Prior to joining Bill.com, Ms. Chung served as Chief Product Officer for eBay Korea Co. Ltd., a subsidiary of eBay Inc. and an online marketplace, from September 2016 to November 2018, and as Vice President, Product Management for eBay Inc., a multinational e-commerce corporation, from December 2014 to August 2016. Ms. Chung also previously served as the Director of Worldwide Payments and Financing for Apple Online Stores at Apple Inc., a multinational technology company, from October 2010 to December 2014. Ms. Chung holds an A.B. in Economics from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. We believe Ms. Chung is qualified to serve on our board of directors because of her extensive industry experience, as well as her experience serving as an officer of public companies.
Laurent Le Moal, 54, has served as a member of our board of directors since October 2017. Since September 2023, Mr. Le Moal has served as an advisor at Prosus N.V., the international assets division of Naspers Group, a global internet and entertainment group, where he had previously served on the executive team and as Chief Executive Officer of PayU, a payments and financial technology company division of Naspers Group, from January 2016 to September 2023. Mr. Le Moal has also served as a member of the Global Future Council on the Future of Financial and Monetary Systems of the World Economic Forum since October 2019. From September 2004 to July 2015, Mr. Le Moal was employed at PayPal Holdings, Inc., an online payments company, in various capacities, including most recently as Vice President and Managing Director for Continental Europe, Russia, Middle East and Africa. Mr. Le Moal has served as a director of Monese Ltd, a U.K. digital bank from October 2017 until April 2021. Mr. Le Moal received an M.B.A. from the London Business School, a Master in International Management from HEC School of Management in Paris, France, and a Master in International Management from Universita Commerciale Luigi Bocconi in Milan, Italy. We believe Mr. Le Moal is qualified to serve on our board of directors because of his extensive industry experience.
Nigel Morris, 66, has served as a member of our board of directors since July 2021. Since January 2008, Mr. Morris has served as Managing Partner of QED Investors, a venture capital fund. Previously, Mr. Morris served as Co-Founder, President and Chief Operating Officer of Capital One Financial Corporation, a bank holding company, from January 1994 to January 2004. Mr. Morris currently serves on the board of several privately held companies. Mr. Morris received an M.B.A. from the London Business School and a Bsc in Psychology from the University of East London. We believe Mr. Morris is qualified to serve on our board of directors because of his extensive financial industry experience and his knowledge of the finance industry.
Class III Continuing Directors
Matthew Oppenheimer, 42, co-founded our company in 2011 and serves as our Chief Executive Officer and a member of our board of directors. Prior to co-founding Remitly, Mr. Oppenheimer worked for Barclays plc, a multinational bank and financial services company, from August 2009 to May 2011. Mr. Oppenheimer currently serves on the board of directors of BECU, a credit union. Mr. Oppenheimer holds an M.B.A. from Harvard Business School and a B.A. in Psychology from Dartmouth College. We believe that Mr. Oppenheimer is

10	REMITLY GLOBAL, INC.

qualified to serve on our board of directors because of his banking industry experience and his service and experience as our co-founder and Chief Executive Officer.
Joshua Hug, 46, co-founded our company in 2011 and has served as our Vice Chair from May 2024 up through this coming May 2025, when he is expected to transition into a non-employee director role, as previously publicly disclosed. Mr. Hug has also served as a member of our board of directors since November 2011. Mr. Hug previously served as our Chief Product Officer from November 2011 to October 2016, and as our Chief Operating Officer from October 2016 to May 2024. Prior to co-founding Remitly, Mr. Hug led Shelfari at Amazon.com, Inc., a multinational technology company, from August 2008 to October 2011. Mr. Hug co-founded Shelfari, a private social cataloging website, and served as its Chief Executive Officer from May 2006 to August 2008 prior to its acquisition by Amazon. Mr. Hug holds a B.S. in Computer Science and B.A. in Mathematics from Whitworth University. We believe that Mr. Hug is qualified to serve on our board of directors because of his deep product and industry experience and his service and experience as our co-founder.
Margaret Smyth, 61, has served as a member of our board of directors since May 2021. Ms. Smyth also serves on the board of directors of Etsy, Inc., an e-commerce website, since June 2016, on the board of directors of Frontier Communications, a telecommunications company, since June 2021, and currently serves on other privately held company boards as well. Ms. Smyth has served as the U.S. Chief Financial Officer of National Grid plc, a multinational energy company, from October 2014 to June 2021 and as a Senior Advisor from August 2021 to July 2022, now as a Partner since July 2022, at Queensland Investment Corporation, a government-owned investment corporation. Prior to Queensland Investment Corporation, Ms. Smyth was Vice President of Finance at ConEdison, Inc., an energy company, from August 2012 to September 2014. Earlier in her career, Ms. Smyth served as a Senior Managing Partner at Deloitte & Touche and Arthur Andersen. Ms. Smyth also served on the board of directors of Vonage Holdings Corp., a cloud-based communications provider, from September 2012 to June 2016. Ms. Smyth holds an M.S. in Accounting from NYU Stern School of Business and a B.A. in Economics from Fordham University. Ms. Smyth is also experienced in advancing sustainability accounting practices and is a Sustainability Accounting Standards Board (SASB) FSA Credential Holder. We believe that Ms. Smyth is qualified to serve on our board of directors because of her deep experience in public company finance, accounting, and strategic planning and her significant international experience and leadership through her service as an executive and director of global public companies.
Vote Required
The election of our directors requires the vote of a plurality of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of their election.

The Board recommends a vote “FOR” the election of Mr. Blignaut, Ms. Campbell, and Mr. Riese as Class I directors.

PROXY STATEMENT	11

Board of Directors
The table below provides the names, ages (as of April 25, 2025), and certain other information for each of the directors:

Name	Age	Class	Director Since	Term Expires	Independent	Audit & Risk Committee	Nominating & Corporate Governance Committee	Talent & Compensation Committee
Ryno Blignaut	52	I	2023	2025	Yes	Member
Phyllis Campbell	73	I	2023	2025	Yes	Member	Chair
Phillip Riese *	75	I	2016	2025	Yes		Member
Bora Chung	52	II	2020	2026	Yes			Chair
Laurent Le Moal	54	II	2017	2026	Yes			Member
Nigel Morris	66	II	2021	2026	Yes		Member
Joshua Hug	46	III	2011	2027	No
Matthew Oppenheimer	42	III	2011	2027	No
Margaret M. Smyth	61	III	2021	2027	Yes	Chair
*Lead Independent Director
Director Independence
Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. In its most recent review, our board of directors determined that all of our non-employee directors are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
Additionally, directors serving as talent and compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a talent and compensation committee member.
Our audit and risk committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our board of directors determined that all of our audit and risk committee members meet the definition of "Independent Director" under Rule 10A-3 of the Exchange Act.
Our board of directors conducts an annual review of the independence of each director and considers whether each director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director.
Board Composition and Classification
Our board of directors, which is divided into three classes, currently consists of nine members. The number of directors is fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation and Bylaws. Each class consists, as closely as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the

12	REMITLY GLOBAL, INC.

remainder of the full term of that class and until the director’s successor is duly elected and qualified. Currently serving members of our board of directors will continue to serve as directors until their resignations or until their successors are duly elected by the holders of our common stock. The currently serving directors on our board of directors and their respective class is set forth above under the information supporting Proposal No. 1.
Board Qualifications
Our board of directors has delegated to our nominating and corporate governance committee the responsibility for recommending to our board of directors the nominees for election as directors at the annual meeting of stockholders and for recommending persons to fill any vacancy on our board of directors. Our nominating and corporate governance committee selects individuals for nomination to our board of directors based on a number of criteria, including the following. Nominees for director must:
•possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness, and responsibility;
•have a genuine interest in the Company and recognition that as a member of our board of directors, each director is accountable to all of our stockholders, not to any particular interest group;
•have a background that demonstrates an understanding of business and financial affairs;
•have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and our stockholders;
•have the ability and be willing to spend the time required to function effectively as a director;
•be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and
•have independent opinions and be willing to state them in a constructive manner.
Directors are selected on the basis of talent and experience. Breadth of perspective, as well as experience in business, government and education, engineering, computer software, technology, and other areas relevant to our activities are factors in the selection process. As a majority of our board of directors must consist of individuals who are independent, a nominee’s ability to meet the independence criteria established by Nasdaq is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this proxy statement.
Board Leadership Structure
In accordance with our corporate governance guidelines, our board of directors does not require that the chair of the board of directors and Chief Executive Officer be different individuals. Our board of directors, in consultation with our nominating and corporate governance committee, believes that it should have the flexibility to make this determination as circumstances require, and in a manner that it believes is best to provide appropriate leadership for the Company. If the chairperson of our board of directors is our Chief Executive Officer, our board of directors will designate a lead independent director, who will actively participate in setting agendas for meetings of our board of directors and preside at executive sessions of our board of directors. Our nominating and corporate governance committee will periodically consider the leadership structure of our board of directors and make recommendations to change the structure as it deems appropriate.
The board of directors believes that its current leadership structure, with Mr. Oppenheimer serving as the chairman and Chief Executive Officer and Mr. Riese serving as the lead independent director, is appropriate because it enables the board of directors, as a whole, to engage in oversight of management, promote communication and collaboration between management and the board of directors, and oversee governance matters. In addition, the board of directors benefits from the perspective and insights of Mr. Riese and Mr. Oppenheimer as a result of their extensive experience in the financial services and technology industries.

PROXY STATEMENT	13

The board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure, and the board and its committees providing oversight in connection with those efforts, with particular focus on ensuring that the Company’s risk management practices are adequate and regularly reviewing the most significant risks facing the Company.
Board Meetings and Committees
Our board of directors met four times during 2024. Our board of directors has an audit and risk committee, a talent and compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our board of directors may determine or until their earlier resignations or death. Each committee is governed by a written charter. Each director attended at least 75% of the meetings of our board of directors and the committees on which they served during 2024. Each committee charter is posted on our website at https://ir.remitly.com/corporate-governance/governance-overview. From time to time, our board of directors may also establish other, special committees when necessary to address specific issues. During 2024, our audit and risk committee met seven times, our talent and compensation committee met five times, and our nominating and corporate governance committee met four times.
Audit and Risk Committee
Our audit and risk committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financing reporting processes and audits, is currently composed of Ms. Smyth, Mr. Blignaut, and Ms. Campbell. Ms. Smyth is currently the chair of our audit and risk committee and will continue to serve in that role.
The members of our audit and risk committee meet the independence requirements under Nasdaq and SEC rules. Each member of our audit and risk committee is financially literate. In addition, our board of directors has determined that each of Ms. Smyth, Mr. Blignaut, and Ms. Campbell is an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. This designation does not, however, impose any supplemental duties, obligations, or liabilities beyond those that are generally applicable to the other members of our audit and risk committee and board of directors.
Our audit and risk committee’s principal functions are to assist our board of directors in its oversight of:
•selecting a firm to serve as our independent registered public accounting firm to audit our consolidated financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing related party transactions that are material or otherwise implicate disclosure requirements;
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm;
•reviewing major financial risks and enterprise exposures and the steps management has taken to monitor or mitigate such risks and exposures;
•reviewing cybersecurity, data privacy, and other information technology risks, controls, and procedures; and
•reviewing compliance programs and risk exposures related to legal and regulatory matters and requirements.

14	REMITLY GLOBAL, INC.

Talent and Compensation Committee
Our talent and compensation committee is composed of two members, Ms. Chung and Mr. Le Moal, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Ms. Chung is currently the chair of our talent and compensation committee and will continue to serve in that role.
The primary purpose of the talent and compensation committee is to discharge the responsibilities of our board of directors with respect to compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management. The members of our talent and compensation committee meet the independence requirements under Nasdaq and SEC rules. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
Our talent and compensation committee is responsible for, among other things:
•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•reviewing and approving, or recommending that our board of directors approve, the terms of any compensatory agreements with our executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation strategy.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Ms. Campbell, Mr. Morris, and Mr. Riese. Ms. Campbell is the chair of our nominating and corporate governance committee and will continue to serve in that role if elected at the Annual Meeting. The members of our nominating and corporate governance committee meet the independence requirements under Nasdaq and SEC rules.
Our nominating and corporate governance committee’s principal functions include:
•identifying, considering, and recommending candidates for membership on our board of directors;
•developing and recommending corporate governance guidelines and policies;
•recommending directors to serve on board committees;
•reviewing and recommending to our board of directors any changes to our corporate governance principles;
•overseeing the evaluation of the board of directors and its committees;
•advising our board of directors on corporate governance matters; and
•overseeing our global impact strategies and initiatives, including business environmental, social, and governance strategies and initiatives.

Talent and Compensation Committee Interlocks and Insider Participation
None of the members of the talent and compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board or talent and compensation committee during the year ended December 31, 2024.

PROXY STATEMENT	15

Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders. Seven of our nine directors then serving on the board attended the 2024 annual meeting.
Stockholder Recommendations and Nominations of Director Candidates
The nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as the recommendations comply with our amended and restated certificate of incorporation and Bylaws and applicable laws, rules, and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our Bylaws, our corporate governance guidelines, and the regular nominee criteria described above. Stockholders wishing to recommend a candidate should send their recommendation to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary. Stockholders wishing to nominate a director candidate at the annual meeting must comply with other procedures in accordance with our Bylaws, as set forth in the section above titled “FAQ: Annual Meeting - How do I nominate a director nominee?”
Communications with Directors
Interested parties may communicate with our board of directors or with an individual director by writing to our board of directors or to the particular director and mailing the correspondence to: Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that the Corporate Secretary determines require prompt attention and will regularly provide our board of directors with a summary of all substantive communications. Certain items that are unrelated to the duties and responsibilities of the board of directors will be excluded, such as business solicitations, junk mail, mass mailings and spam, employment inquiries, and surveys.

16	REMITLY GLOBAL, INC.

Corporate Governance
Corporate Governance Policies
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to reflect the board’s strong commitment to sound corporate governance practices and to encourage effective policy and decision-making at both the board and management level, with a view to enhancing long-term value for our stockholders. The corporate governance guidelines address matters such as the roles and responsibilities of our board of directors, its leadership structure, director independence, overboarding, succession planning, board membership criteria, board committees, director orientation and continuing education, and board and committee evaluations. These guidelines are intended to assist the board of directors in the exercise of its governance responsibilities and serve as a framework within which our board of directors may conduct its business. The corporate governance guidelines are subject to periodic reviews and changes by our board of directors and the nominating and corporate governance committee, and are posted on the investor relations page on our website at https://ir.remitly.com.
Global Code of Conduct
Our board of directors has adopted a global code of conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive officers. The full text of our global code of conduct is posted on the investor relations page on our website at https://ir.remitly.com. We intend to disclose any amendments to our global code of conduct, or waivers of its requirements, on our website or in filings under the Exchange Act.
Related Party Transactions Policy
Our audit and risk committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our audit and risk committee has adopted a formal Related Party Transactions Policy, pursuant to which the audit and risk committee reviews all transactions that must be reported under applicable rules of the SEC. The audit and risk committee must approve or ratify any covered related party transaction for it to be consummated or continue.
Our audit and risk committee reviews these related party transactions as they arise and are reported to our audit and risk committee. Our audit and risk committee also reviews materials prepared by our board of directors and our executive officers to determine whether any related party transactions have occurred that have not been reported. In reviewing any related party transaction, our audit and risk committee is to consider all relevant facts and circumstances, including the anticipated aggregate dollar value of the transaction, the related party’s relationship to us and interest in the transaction, and the benefits to us of the transaction. Our audit and risk committee determines, in its discretion, whether the proposed transaction is in the best interests of us and our stockholders. If the related party is, or is associated with, a member of the audit and risk committee, the transaction must be reviewed and approved by our nominating and corporate governance committee. For information regarding related party transactions that occurred since January 1, 2024, see the section titled “Certain Relationships and Related Party Transactions.”

PROXY STATEMENT	17

Risk Oversight
Remitly’s enterprise risk management program includes oversight at both the board and management levels. The full board of directors is responsible for monitoring and assessing strategic risk exposure, and the audit and risk committee of the board is responsible for the oversight of enterprise risk management, which provides the framework for how the executive officers and the Company manage day-to-day material risks. In this capacity, the audit and risk committee oversees our risk management policies and practices, including our risk appetite, and regularly discusses the most significant current and emerging risks facing the Company that could have a substantive financial or strategic impact. The audit and risk committee reviews management’s assessment of the Company’s key enterprise risks and strategy with respect to each risk at least quarterly.

Remitly employs the three lines of defense model of risk management to define risk roles and responsibilities and establish effective checks and balances. The first line of defense, which consists of business teams such as design, customer service, product, and marketing, manages the risks associated with day-to-day operational activities. The second line of defense, which includes enterprise risk management, compliance, legal, and information security, provides the first line of defense with frameworks, policies, tools, and techniques to mitigate risk and also enables the identification of emerging risks. The third line of defense, which consists of internal audit, provides objective and independence assurance to the board, management, and external auditors that the first and second lines of defense are operating effectively.

At the management level, oversight of enterprise risk is conducted through our Chief Legal and Corporate Affairs Officer, the Enterprise Risk Management team, and the enterprise risk management committee, which reports up to the audit and risk committee of the board and key members of management at least quarterly. The enterprise risk management committee is comprised of members of management and key employees across the organization and meets at least quarterly to discuss the most significant known and emerging risks to the Company identified through the enterprise risk management process. This process identifies and assesses the Company’s current and emerging risks, ownership and accountability for risk factors within and across functions, improves management’s strategic and operational decision-making ability, and provides clear and timely communication of risks across functions and each of our subsidiaries to management and the audit and risk committee of our board of directors. Our enterprise risk management program also oversees risk management assessments of our vendors and monitoring third-party risk.

Other management committees and groups oversee certain key risk areas such as cybersecurity, privacy, disclosure controls, and asset and liability management, which includes financial risks such as liquidity, foreign exchange, interest rate, credit, and capital risks.

Our board of directors also administers additional risk oversight through various committees that address risks inherent in their respective areas of oversight. For example, our audit and risk committee is responsible for overseeing the management of risks associated with our financial reporting, accounting, and auditing matters, as well as compliance and cybersecurity. Our talent and compensation committee oversees the management of risks associated with our compensation policies and programs and succession planning. And our nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, and composition and organization of our board of directors.
Board Evaluation
Our board of directors, led by the nominating and corporate governance committee, conducts self-assessments of the board, each committee, and each director on an annual basis, consistent with our corporate governance guidelines. The self-assessment process allows directors to provide anonymous feedback on the board's performance, including the effectiveness of the board's oversight over risk and strategy; alignment of the board and committees with the Company's mission and culture; board and committee leadership; the size, structure, and composition of the board and committees; culture; and communication with management.
The nominating and corporate governance committee reviews the results of the self-assessments, identifies areas of focus based on the results of the evaluation process, and continues to monitor progress on those areas of focus and reports on the findings and progress to the full board of directors. In addition to the formal self-assessment surveys, directors provide feedback on board and committee performance throughout the year.

18	REMITLY GLOBAL, INC.

In 2022, the nominating and corporate governance committee engaged an independent third party, RHR International, to facilitate board and committee evaluations. RHR International conducted interviews with each director on board and committee performance, compiled the findings, and discussed them with the nominating and corporate governance committee and the board of directors. The board and the nominating and corporate governance committee used the findings from the 2022 evaluations to guide governance initiatives throughout 2023, including with respect to board education.
In each of 2023 and 2024, our board of directors conducted self-assessments through anonymous surveys followed by interviews with each director by the chair of the board. The nominating and corporate governance committee reviewed the findings with the board of directors early in 2024 and 2025, respectively.
The nominating and corporate governance committee reviews the format of the board evaluation process annually to enhance and improve the board's performance and practices and to ensure an in-depth evaluation process on a regular basis.
Board Education
The nominating and corporate governance committee also oversees a board education program which includes presentations on a variety of topics related to their service on our board of directors and within the industries in which we operate, both from senior management and from experts outside of the company. The board education program also includes a tailored onboarding program for new directors that includes meetings with management and materials on the company's business, industry, strategy, technology, cultural values, risk management, and corporate governance policies and practices.
We also encourage and enable directors to enroll in continuing education programs sponsored by third parties, such as the National Association of Corporate Directors, at our expense. In 2024, our board education program included a number of presentations by management and outside experts on topics cited as areas of interest and focus by the board of directors such as industry trends and global impact matters.
Global Impact
Our global impact goals stem from our vision to transform lives with trusted financial services that transcend borders. Our global impact programs focus on the incremental opportunities and challenges that Remitly is uniquely positioned to solve in order to create lasting positive change.
Our Pledge 1% commitment publicly acknowledges our intent to expand our social impact in order to sustainably further our vision. In July 2021, our board of directors approved the reservation of up to 1,819,609 shares of our common stock, or approximately 1% of our fully-diluted capitalization as of June 30, 2021, that we may issue to or for the benefit of a charitable organization over ten years. In 2024, our board of directors approved the issuance and donation of 181,961 shares of our common stock—the fourth installment of our Pledge 1% commitment—to the Remitly Foundation Fund.
The nominating and corporate governance committee of our board of directors reviews and monitors the Company’s global impact goals, initiatives, and risks, as well as the Company’s strategy for discharging its related responsibilities and goals that are in line with our overall business strategy.

PROXY STATEMENT	19

OWNERSHIP OF COMMON STOCK
Beneficial Ownership
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2025 (the “Beneficial Ownership Date”), by each beneficial owner of 5% or more of the outstanding shares of our common stock, each of our directors and director nominees, each of our named executive officers, and all directors, director nominees, and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 203,825,893 shares of common stock outstanding as of the Beneficial Ownership Date.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Remitly Global, Inc., 1111 Third Avenue, Suite 2100, Seattle, WA 98101.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	%
Named Executive Officers and Directors:
Matthew Oppenheimer(1)	6,817,957	3.3
Joshua Hug(2)	4,704,588	2.3
Vikas Mehta	—	—
Ankur Sinha(3)	464,386	*
Pankaj Sharma(4)	386,691	*
René Yoakum(5)	591,872	*
Hemanth Munipalli	52,001	*
Ryno Blignaut(6)	33,145	*
Phyllis Campbell(7)	24,336	*
Bora Chung(8)	117,218	*
Laurent Le Moal(9)	25,910	*
Nigel Morris(10)	1,826,760	*
Phillip Riese(11)	607,257	*
Margaret Smyth(12)	81,485	*
All current executive officers and directors as a group (13 persons)(13)	15,223,543	7.5
5% Stockholders:
PayU Fintech Investments B.V.(14)	37,341,745	18.3
The Vanguard Group, Inc.(15)	12,990,903	6.4
BlackRock, Inc.(16)	11,283,827	5.5
(*)Represents beneficial ownership of less than 1% of class.
(1)Represents (a) 4,314,930 shares of common stock and (b) 2,503,027 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025.
(2)Represents (a) 4,133,811 shares of common stock, of which 300,000 shares are held by a family trust, of which Mr. Hug’s spouse is the trustee, (b) 530,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025, and

20	REMITLY GLOBAL, INC.

40,777 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025. Includes 2,000,000 shares pledged as collateral to secure a personal line of credit.
(3)Represents (a) 397,805 shares of common stock and (b) 66,581 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(4)Represents (a) 175,399 shares of common stock, (b) 178,499 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025, and (c) 32,793 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(5)Represents (a) 177,803 shares of common stock, (b) 410,259 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025, and (c) 3,810 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(6)Represents (a) 20,607 shares of common stock, (b) 5,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025, and (c) 7,538 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(7)Represents (a) 17,750 shares of common stock and (b) 6,586 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(8)Represents (a) 116,171 shares of common stock and (b) 1,047 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(9)Represents (a) 25,005 shares of common stock and (b) 905 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(10)Represents (a) 1,823,933 shares of common stock and (b) 2,827 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(11)Represents (a) 106,038 shares of common stock, (b) 500,000 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025, and (c) 1,219 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(12)Represents (a) 35,780 shares of common stock, (b) 44,562 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2025, and (c) 1,143 shares issuable upon the vesting of restricted stock units within 60 days of March 31, 2025.
(13)Represents (a) 11,243,830 shares of our common stock held directly and indirectly by our executive officers and directors; (b) 3,761,088 shares underlying options to purchase common stock that are exercisable by them within 60 days of March 31, 2025, and (c) 218,625 shares issuable to them upon the vesting of restricted stock units within 60 days of March 31, 2025.
(14)Based solely on the Schedule 13G filed with the SEC on February 11, 2022 by PayU Fintech Investments B.V. ("PayU"), Naspers Ltd., and Prosus N.V. Represents 37,341,745 shares held by PayU. PayU is a subsidiary of MIH Fintech Holdings B.V., which in turn is a subsidiary of MIH e-Commerce Holdings B.V., which in turn is a subsidiary of MIH Internet Holdings B.V., which is in turn a subsidiary of Prosus N.V., which is an indirect, majority-owned subsidiary of Naspers Ltd. PayU is controlled by Prosus N.V. and Naspers Ltd., which share voting and dispositive control over the shares held by PayU. Laurent Le Moal, a member of our board of directors, was the Chief Executive Officer of PayU, but has no voting or dispositive control over the shares held by PayU. The address of PayU is Gustav Mahlerplein 5, 1082 MS, Amsterdam, Netherlands.
(15)Based solely on the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., which reported shared voting power over 256,894 shares, sole dispositive power over 12,590,374 shares, and shared dispositive power over 400,529 shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(16)Based solely on the Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc, which reported sole voting power over 11,123,690 shares and sole dispositive power over 11,283,827 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

PROXY STATEMENT	21

Insider Trading Policy
We maintain insider trading policies and procedures governing the purchase, sale, and other dispositions of our Company’s securities by directors, officers, employees, and other service providers, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. In addition, it is our policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in our securities. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Prohibition on Hedging
Directors, officers, and employees are prohibited by our Insider Trading Policy from engaging in hedging transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Hedging transactions may permit a director, officer, or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as our other stockholders.
Policy on Stock Pledging
Our Insider Trading Policy only permits pledges of our securities with the written pre-approval of our Chief Legal and Corporate Affairs Officer. Under that policy, our Chief Legal and Corporate Affairs Officer only approves pledges of our securities by eligible directors in amounts consistent with guidelines approved by the talent and compensation committee of our board of directors. The guidelines are designed to, among other things, confirm compliance with our policy against hedging transactions, ensure that the eligible director has adequate financial means and liquidity to avoid selling the pledged shares, and maintain ongoing oversight of any pledge arrangement. Based on those guidelines, the Chief Legal and Corporate Affairs Officer has approved a pledge by one of our directors of certain shares of our common stock as collateral for a line of credit.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock file reports when there are changes or updates related to their beneficial ownership with the SEC and provide copies of such reports to the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with during fiscal year 2024, except for one Form 4 that was filed late on April 1, 2024 by Mr. Hug and one Form 4 that was filed late on October 3, 2024 by Mr. Mehta.

22	REMITLY GLOBAL, INC.

DIRECTOR COMPENSATION
Non-Employee Director Cash Compensation
Under our non-employee director compensation policy, effective May 9, 2024 (the "Director Compensation Policy"), non-employee directors are entitled to receive an annual cash retainer of $40,000, paid quarterly in arrears and pro-rated for partial quarters served, for service on our board of directors and additional annual cash compensation for committee membership as follows:
•Audit and Risk Committee – $20,000 for the chair and $10,000 for each other member;
•Talent and Compensation Committee – $15,000 for the chair and $7,500 for each other member; and
•Nominating and Corporate Governance Committee – $10,000 for the chair and $4,000 for each other member.
In addition, the lead independent director of the board of directors will receive an additional $20,000. In the event we have a non-executive chairperson of our board of directors, that director will receive an additional $60,000 (in lieu of any cash compensation for the lead independent director compensation).
Each director may elect to receive all of the cash fees for which they are eligible in the form of restricted stock units (the “Fee RSUs”), subject to the director’s timely execution of a written election form and the terms and conditions of our Director Compensation Policy, which Fee RSUs will generally vest quarterly over a one-year period (or, if earlier, upon the next annual meeting of our stockholders following the grant date of the Fee RSUs, the date that is one year following the grant date of the Fee RSUs, or the consummation of a corporate transaction, as defined in the Remitly Global, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Plan”)). The Fee RSUs are separate from the non-employee director equity grants noted below.
Non-Employee Director Equity Grants
Initial Appointment RSU Grant
Under the Company's prior non-employee director compensation policy, each new non-employee director appointed to our board of directors was eligible to be granted restricted stock units (“Initial Appointment RSUs”) on the date of their appointment to our board of directors, under our 2021 Plan, having an aggregate value of $330,000 based on the average daily closing price of our common stock on the Nasdaq Global Select Market in the 10 trading days ending on the day preceding the date of grant. The Initial Appointment RSUs vested as to one-third of the Initial Appointment RSUs on each of the first three anniversaries following the date of grant so long as the non-employee director continued to provide services to us through such date. In addition, the Initial Appointment RSUs would fully vest upon the consummation of a corporate transaction (as defined in our 2021 Plan). The Director Compensation Policy no longer provides for the grant of Initial Appointment RSUs.
Annual RSU Grant
Under the Director Compensation Policy, on the date of each annual meeting of stockholders, each non-employee director who is elected or re-elected to the board of directors, or who commenced serving on the board of directors prior to the annual meeting, will automatically be granted restricted stock units (“Annual RSUs”), under our 2021 Plan, having an aggregate value of $200,000 multiplied by the number of years in their term following the annual meeting, with a maximum value of $600,000, based on the average daily closing price of our common stock on the Nasdaq Global Select Market for the 10 trading days ending on the day preceding the date of grant. The Annual RSUs will vest in three equal annual installments beginning on the earlier of (1) the date of the following year’s annual meeting of stockholders and (2) the date that is one year following the date of grant, in each case, subject to continued service on the board of directors through the applicable vesting date. In the event that a non-employee director's service ends prior to the next vesting date, the installment of the

PROXY STATEMENT	23

Annual RSUs that would have vested as of the next vesting date shall accelerate and become vested as of the director's last day of service to the board of directors. In addition, the Annual RSUs will fully vest upon the consummation of a corporate transaction (as defined in our 2021 Plan). The aggregate value of the Annual RSUs will not exceed the director compensation limits set forth in the 2021 Plan described below.

Non-Employee Director Compensation Table
In the year ended December 31, 2024, no cash compensation was paid to our non-employee directors, except with respect to Ms. Campbell who received cash compensation in the amount reflected in the following table. All compensation paid to Mr. Oppenheimer for the year ended December 31, 2024 is set forth in the section titled “Executive Compensation Tables—Fiscal 2024 Summary Compensation Table.” Mr. Hug did not receive any additional compensation for services provided as a director for the year ended December 31, 2024. The following table provides information regarding compensation of our non-employee directors for director service for the year ended December 31, 2024.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Ryno Blignaut	—	249,338	—	249,338
Phyllis Campbell	29,000	199,479	—	228,479
Bora Chung	—	453,804	—	453,804
Laurent Le Moal	—	446,330	—	446,330
Nigel Morris	—	448,817	—	448,817
Phillip Riese	—	263,305	—	263,305
Margaret Smyth	—	658,270	—	658,270
(1)As of December 31, 2024, our non-employee directors had the following awards outstanding: Mr. Blignaut held options to purchase 5,000 shares and 30,314 unvested restricted stock units ("RSUs"); Ms. Campbell had 28,410 unvested RSUs; Ms. Chung had 32,573 unvested RSUs; Mr. Le Moal had 32,287 unvested RSUs; Mr. Morris had 38,007 unvested RSUs; Mr. Riese held options to purchase 500,000 shares and 17,677 unvested RSUs; and Ms. Smyth held 4,844 unvested options, 41,656 vested options, and 48,002 unvested RSUs.
(2)Each non-employee director elected to receive RSUs in lieu of cash compensation. The amounts reported in the Stock Awards column represent the grant date fair value of the RSUs granted to the directors during the year ended December 31, 2024, as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating these amounts are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated by reference herein.
Cap on Director Compensation
The 2021 Plan places a cap on annual compensation of non-employee directors at $750,000 per director, with a cap of $1,000,000 in the calendar year of such director's initial service as a non-employee director. This cap takes into account all cash and non-cash compensation (including the dollar value of all equity awards) paid in a single calendar year.

24	REMITLY GLOBAL, INC.

COMPENSATION DISCUSSION AND ANALYSIS
Named Executive Officers
For fiscal year 2024, our named executive officers (“NEOs”) included our Chief Executive Officer, our executive officers who served in the roles of principal financial officer, and the three next most highly compensated executive officers, who were:
•Matthew Oppenheimer, our Chief Executive Officer and Co-Founder;
•Vikas Mehta, our Chief Financial Officer;
•Ankur Sinha, our Chief Product and Technology Officer;
•Pankaj Sharma, our Chief Business Officer;
•Hemanth Munipalli, our former Chief Financial Officer; and
•René Yoakum, our former EVP, Customer and Culture.
Please see the section titled “Proposal No. 1: Election of Directors” for information relating to Mr. Oppenheimer, Chief Executive Officer, who also serves on the board of directors.
Vikas Mehta, 46, has served as the Chief Financial Officer of Remitly since August 2024. Prior to Remitly, Mr. Mehta served as Chief Financial Officer of Komodo Health from 2023 to 2024. Previously, Mr. Mehta served as Chief Financial Officer of Anaplan from 2021 to 2022. Prior to that role, Mr. Mehta served as the Nike Direct Chief Financial Officer from 2020 to 2021 and prior to that, Mr. Mehta was the VP of Finance at Walmart e-Commerce from 2019 to 2020. Mr. Mehta also held various finance leadership roles at Microsoft from 2008 to 2018. Mr. Mehta holds an M.B.A. from the University of Washington, a Bachelor of Commerce degree from Gujarat University, India, and a Chartered Institute of Management Accountants (CIMA) certification from the UK.
Ankur Sinha, 41, has served as the Chief Product and Technology Officer of Remitly since November 2024 and previously served as our Chief Technology Officer from February 2022 to November 2024. Prior to Remitly, Mr. Sinha served as an Engineering Director at Google from May 2019 to February 2022, overseeing commerce technologies in Google Cloud. Before Google, Mr. Sinha held various positions at Microsoft Corporation from January 2007 to April 2019, including most recently Senior Director for multiple Microsoft services & experiences. From June 2001 to December 2006, Mr. Sinha served as Co-founder and Chief Technology Officer of India startup, RA Systems. He holds a B.S. in Information Technology from Dr. APJ Abdul Kalam Technical University.
Pankaj Sharma, 39, has served as Remitly's Chief Business Officer since February 2024 and previously served as EVP, Global Remittance Business Management since October 2022 and in various leadership roles in business management since January 2018, including EVP, International. Before joining Remitly, Mr. Sharma served in various roles for Lebara Mobile Limited and consulting roles at KPMG LLP, The Louis Berger Group, and Ernst & Young LLP. Mr. Sharma holds a Bachelor of Technology degree in Chemical Engineering from the Indian Institute of Technology, Bombay (IIT Bombay) and an M.B.A. from the London Business School.
Hemanth Munipalli, 55, served as the Chief Financial Officer of Remitly from July 2022 to August 2024 and remained employed with Remitly as a non-officer employee through September 2024. Mr. Munipalli had joined Remitly from Expedia Group, Inc., where he was most recently Senior Vice President, Chief Financial Officer for Marketplace and Services divisions. Mr. Munipalli also held various Treasury and Operating Finance leadership roles both in U.S. and international locations for General Motors and was Chief Financial Officer of General Motors China Group before joining Expedia Group in August 2016. He holds a B.E. from the University of Mysore, an M.S. in industrial engineering from Wayne State University, and an M.B.A. from the University of Chicago Booth School of Business.

PROXY STATEMENT	25

René Yoakum, 66, served as Remitly’s EVP, Customer and Culture from May 2022 to December 2024, and was previously Chief Customer and People Officer from July 2018 to May 2022. Prior to joining Remitly, Ms. Yoakum had served as VP Customer Service and Support for Pearson Education, Inc., and held various positions at Microsoft Corporation from September 1997 to May 2016, including most recently General Manager, Global Consumer Support. Ms. Yoakum holds a B.A. in Mathematics and Computer Science from Pacific Lutheran University and a Post Graduate Marketing Certificate from Chartered Institute of Marketing. On December 31, 2024, Ms. Yoakum retired from her role as the Company's EVP, Customer and Culture. Ms. Yoakum continues to provide consulting services to the Company under a consulting agreement entered into on December 17, 2024, as described below in the section titled "2024 Employment Arrangements with our NEOs."
In addition to our NEOs, our executive officers include Joshua Hug, our Vice Chair and Co-Founder, and Saema Somalya, our Chief Legal and Corporate Affairs Officer. Please see the section titled “Proposal No. 1: Election of Directors” for information relating to Mr. Hug and below for information relating to Ms. Somalya.
Saema Somalya, 48, has served as our Chief Legal and Corporate Affairs Officer since August 2024, having previously served as our EVP, Legal and Risk and our General Counsel. Prior to joining Remitly in December 2020, Ms. Somalya served as SVP, Deputy General Counsel (Corporate) and Assistant Secretary for Fifth Third Bancorp and Fifth Third Bank, N.A., a bank, from May 2016 to November 2020, and as SVP, General Counsel and Corporate Secretary for Warren Resources, Inc., an energy company, from February 2014 to January 2016. From April 2009 to January 2014, Ms. Somalya served as Senior Legal Director and Corporate Counsel to PepsiCo, Inc., a multinational food, snack, and beverage corporation. Ms. Somalya holds a J.D. from Yale Law School and a B.A. in International Relations and Affairs from Yale University.
Executive Summary
Remitly’s vision is to transform lives with trusted financial services that transcend borders. This is a bold endeavor that will impact hundreds of millions of lives around the planet. The view that we take is that bold endeavors are accomplished by intense short-term focus grounded in a clear long-term vision.
Executive Compensation Philosophy and Objectives
Our total compensation philosophy is designed to reward employees—including executives—who embrace and strengthen our culture, have a forward-looking outlook with Remitly, and who take ownership to deliver results that are sustainable and meaningful in the long-term, both generally and to our stockholders. Our compensation programs aim to reflect a fair, transparent, and competitive approach, including by recognizing and rewarding outstanding performance and contributions. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•align individual incentives with long-term company performance by focusing on long-term objectives and returns, and differentiating rewards based on impact and values alignment, so that highest performers benefit the most;
•align individual incentives to the company’s overall success, as measured by progress towards company-wide objectives and in serving our customers;
•provide total rewards that attract and retain world-class employees by providing upside through equity compensation and rewarding high performers;
•evaluate performance on two dimensions: impact, or what employees deliver, and cultural values, or how people get things done; and
•preserve flexibility to adjust compensation in tandem with changes in labor dynamics, but in a thoughtful, flexible, and transparent manner.
Compensation at Remitly includes a cash base salary, emphasis on equity for long-term financial incentive, and competitive benefits that align with our values, mission, and needs of our global teammates. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our NEOs, stockholders, and customers, and to link pay with performance. Equity is a significant portion of each employee’s total compensation and the proportion of equity-to-cash increases with seniority.

26	REMITLY GLOBAL, INC.

2024 Highlights
2024 was a strong year for us marked by significant achievement across our business. 2024 business and financial highlights included the following:
•Growing quarterly active customers to 7.8 million in the fourth quarter of 2024, an increase of 32% from 5.9 million in the fourth quarter of 2023.
•Send volume in 2024 increased 38% to $54.6 billion.
•Total revenue for the year ended December 31, 2024, was $1.264 billion, up 34% from 2023.
Executive Compensation Policies and Practices
Our objective is to inspire, hold accountable, and reward business and team success of our leaders while maintaining sound corporate governance standards consistent with our total compensation policies and practices. The talent and compensation committee (“T&C Committee”) of our board of directors regularly reviews our executive compensation program to ensure that it aligns with our long-term goals. Consistent, frequent review of our compensation program is essential given the dynamic nature of our business, changing labor considerations, and the highly competitive executive talent pool. Our key executive compensation policies and practices for the fiscal year ending December 31, 2024, are set forth below.

What we do:
•Maintain an Independent T&C Committee. The T&C Committee consists solely of independent directors who establish and regularly evaluate our executive compensation policies and practices.
•Retain an Independent Compensation Consultant. The T&C Committee retains a compensation consultant to advise on executive compensation matters independent of management. The compensation consultant’s responsibilities are discussed in the section titled “Compensation-Setting Process – Role of the Compensation Consultant.”
•Conduct an Annual Executive Compensation Review. The T&C Committee reviews and approves our executive compensation program and associated strategies on a regular basis, and at least annually, in consultation with management. This assessment includes a determination and review of our compensation peer group from a comparative perspective. This review ensures our executive compensation is structured to reward customer focus and long-term company success.
•Maintain Multi-Year Vesting Requirements. The equity awards granted to our NEOs generally vest over multi-year periods, aligning with current trends and our long-term retention goals.
•Maintain “Double Trigger” Change in Control Arrangements. Under our Change in Control and Severance Agreements, our NEOs may be eligible to receive payments and other benefits in the event that both the Company undergoes a change in control and an NEO experiences a qualifying termination of employment, which is a “double-trigger” arrangement. All such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company.
•Conduct Succession Planning. We periodically review with our CEO and the chair of the board or lead independent director the succession plans for our most critical senior management positions. Upon request of the board, we evaluate potential successors to executive officer positions and review strategies to accelerate the readiness of candidates identified for such positions.
What we don’t do:
•No Executive Retirement Plans. We do not currently offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements specific to our NEOs. Our NEOs are eligible to participate in our 401(k) retirement plan on the same basis as our other employees.
•Limited Perquisites. Perquisites or other personal benefits are not a significant part of our compensation program for our NEOs.

PROXY STATEMENT	27

•No Gross-Ups on Any Change in Control Payments. We do not provide our NEOs with “golden parachute” excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.
•No Special Health or Welfare Benefits. We do not provide our NEOs with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time, salaried employees.
•No Hedging of Company Stock. Under our Insider Trading Policy, our employees, including our NEOs, and the members of our board are prohibited from engaging in short sales and transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market. This includes any hedging or similar transaction designed to decrease the risks associated with holding our common stock.
Compensation-Setting Process
Role of the Talent and Compensation Committee
The T&C Committee carries out the board’s responsibilities relating to compensation and other organization and people matters, including evaluating, recommending, approving, and reviewing executive officer and director compensation arrangements, plans, policies, and programs maintained by Remitly; administering the Company’s cash- and equity-based compensation plans; and reviewing with management Remitly’s strategies and policies related to human capital management. In performing its duties, the T&C Committee evaluates our overall compensation strategy on an annual basis with a focus on the degree to which this strategy reflects our executive compensation philosophy, and it carries out its responsibilities in a manner that is appropriate given our needs and circumstances. The T&C Committee also develops and pursues strategies that it believes align with best compensation practices, including by reviewing and approving the selection of our peer companies for compensation and assessment purposes. The T&C Committee reviews the performance of our CEO and, in consultation with our CEO, the performance of other NEOs when making decisions with respect to their compensation.
For additional information on the T&C Committee’s authority, duties, and responsibilities, see its charter, which is reviewed annually and revised and updated as needed. The charter is located on the “Governance” section of our investor relations website at https://ir.remitly.com.
The T&C Committee retains a compensation consultant (as described below) to provide support in the review and assessment of our executive compensation program. However, the T&C Committee exercises its own judgment in making final decisions with respect to the compensation of our NEOs.
Role of Management
In carrying out its duties and responsibilities, the members of the T&C Committee collaborate with members of our management team, including our CEO and Chief People Officer. Our management team assists the T&C Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. Our CEO in particular makes proposals with respect to program structures, provides recommendations regarding adjustments to base salaries and long-term equity-based incentive compensation opportunities, and offers perspective on other compensation-related matters for our NEOs. All of these are reviewed and considered for implementation by the T&C Committee.

The T&C Committee also consults with our CEO to oversee the annual performance review of other NEOs, ultimately making compensation decisions based on each NEO’s level of success in accomplishing business objectives and their overall performance. In determining and approving the compensation of our NEOs (other than our CEO), the members of the T&C Committee review, consider, and discuss our CEO’s proposals and recommendations as one factor among many. Our CEO also generally attends meetings of our board and the T&C Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Our CEO is not involved in the determination and approval of his own compensation.

28	REMITLY GLOBAL, INC.

Role of the Compensation Consultant
The T&C Committee has the authority to retain compensation advisors and other compensation consultants to assist them, including by providing information, analysis, and other advice regarding the compensation of our NEOs. The T&C Committee also has the sole authority to approve the fees and other retention terms of such advisors, which serve at the discretion of, and report directly to, the T&C Committee. The T&C Committee reviews the engagement of Compensia, Inc., a national compensation consulting firm (“Compensia”), as the Company’s current external compensation consultant, annually.

For the year ended December 31, 2024, the T&C Committee continued to engage Compensia as its independent consultant to provide advice and resources to assist the T&C Committee with assessing the effectiveness of the Company’s executive compensation strategy and program, including by analyzing competitive pay practices for our NEOs, and advising on data analysis and selection of our compensation peer group.

During the fiscal year ended December 31, 2024, Compensia attended the meetings of the T&C Committee as requested. In doing so, Compensia provided various services, including the following:
•the review, analysis, and selection of our compensation peer group and other comparable companies;
•the review and analysis of base salary levels;
•the review of this Compensation Discussion and Analysis;
•the review of annual cash incentive opportunities and long-term incentive compensation opportunities of our NEOs against competitive market data, including on peer dilution and burn rates, of the companies in our compensation peer group and based on selected broad-based compensation surveys;
•an assessment of executive compensation trends, including equity spend and vesting schedules, within our industry, and an update on corporate governance and regulatory issues and developments;
•recommendations regarding the amount and form of executive compensation;
•a risk assessment of executive compensation;
•consultation with the T&C Committee chair or the independent directors between meetings; and
•support on other ad hoc matters throughout the fiscal year.
For the fiscal year ended December 31, 2024, Compensia did not provide any other services to us. The T&C Committee has assessed the independence of Compensia pursuant to the applicable Nasdaq listing standards and SEC rules and concluded that Compensia is independent and that Compensia’s work for the T&C Committee does not raise any conflict of interest.
Use of Competitive Data
The T&C Committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing the compensation of our NEOs against competitive data, the T&C Committee reviews and considers the compensation levels and practices of a select group of peer companies. The competitive data drawn from this compensation peer group is only one of several factors considered in making decisions and recommendations with respect to the compensation of our NEOs.

The compensation peer group for purposes of setting fiscal 2024 compensation of our NEOs, which was developed by the T&C Committee with the assistance of Compensia, was composed of publicly traded technology companies. In identifying and recommending the companies to comprise the compensation peer group, the T&C Committee and Compensia also considered revenue and market capitalization relative to Remitly. The T&C Committee updated the peer group for 2024 to add four technology companies with comparable key financial metrics and to remove three companies due to acquisitions or lack of comparability.

PROXY STATEMENT	29

This compensation peer group for purposes of determining compensation of our NEOs for the year ended December 31, 2024, consisted of the following companies:

ACI Worldwide, Inc. (NASDAQ: ACIW)	Paylocity Holding Corporation (NASDAQ: PCTY)
Affirm Holdings, Inc. (NASDAQ: AFRM)	Paymentus Holdings, Inc. (NYSE: PAY)
BILL Holdings, Inc. (NYSE: BILL)	Payoneer Global Inc. (NASDAQ: PAYO)
BlackLine, Inc. (NASDAQ: BL)	Q2 Holdings, Inc. (NYSE: QTWO)
EVERTEC, Inc. (NYSE: EVTC)	Shift4 Payments, Inc. (NYSE: FOUR)
Flywire Corporation (NASDAQ: FLYW)	Smartsheet Inc.*
LendingClub Corporation (NYSE: LC)	SoFi Technologies, Inc. (NASDAQ: SOFI)
Lightspeed Commerce Inc. (NYSE: LSPD)	Squarespace, Inc.*
Marqeta, Inc. (NASDAQ: MQ)	Wise plc. (LSE: WISE)
NerdWallet, Inc. (NASDAQ: NRDS)	ZoomInfo Technologies, Inc. (NASDAQ: ZI)
* No longer a publicly-traded company.
Stockholder Engagement and Say on Pay vote

We are committed to open and ongoing communication with our stockholders, including with respect to executive compensation and corporate governance matters.

At the 2024 annual meeting of stockholders, our stockholders approved by approximately 98% of the votes cast, on an advisory basis, the 2023 compensation of our named executive officers. The T&C Committee has carefully considered the results of the advisory vote and believes that those results validate our executive compensation program, performance assessment, and decision-making process.
Compensation Elements

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Attract and retain executives by providing a fixed compensation amount that is competitive
Long-Term Equity Awards	Variable	Equity awards in the form of options to purchase shares of our common stock and RSU awards that settle for shares of our common stock	Align the interests of our executives with our stockholders by motivating them to create long-term value
Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is intended to attract and retain highly talented individuals. Generally, we establish the initial base salary of each of our NEOs based on their position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. The members of the T&C Committee review the base salaries of our NEOs each year and make any adjustments to base salary as necessary to reflect the scope of a NEO’s performance, individual contributions, and responsibilities, and to maintain competitiveness.

During 2024, the base salary of each of our NEOs, except for Pankaj Sharma (while he was located in the United Kingdom), was $290,000, which is the maximum base salary for executives. Mr. Sharma's base salary (while located in the United Kingdom) was £240,004 and was also determined in accordance with this maximum base salary for executives. Mr. Sharma's base salary for 2024 was equal to $297,548 when calculated using the closing foreign exchange rate of GBP/USD for December 31, 2024 at £1/$1.2516 (the "2024 Exchange Rate").

30	REMITLY GLOBAL, INC.

Equity Compensation
Equity represents a significant portion of each executive’s total compensation. Equity awards align the interests of our executives with the interests of our stockholders and incentivize our NEOs to create sustainable, long-term value for our stockholders, since the realized value of these equity awards bears a direct relationship to our stock price. Additionally, equity awards provide an important tool for us to retain our NEOs, as awards generally are subject to vesting over a multi-year period subject to continued service with the Company.
We provide a mix of equity awards, including RSUs and stock options to our NEOs. Awards of RSUs create alignment with our stockholders by providing both an upside and a downside tied to company performance. Stock options provide executives with an opportunity to participate in stock price appreciation above the option's exercise price, creating the incentive to continue to drive growth. The T&C Committee approves equity awards on a regular basis.
In 2024, the T&C Committee granted equity awards to certain executives and employees of the company, including Mr. Munipalli, Mr. Sharma, Mr. Sinha, and Ms. Yoakum, under the 2021 Plan. While the T&C Committee recommended that our Chief Executive Officer, Matthew Oppenheimer, be included in these awards, Mr. Oppenheimer declined to be considered for an equity award in recognition of industry-wide stockholder focus on dilution and to further support employee performance awards granted in the 2024 fiscal year.
The equity awards granted to our NEOs during 2024 are set forth below in the section titled “Executive Compensation Tables.”
Other Benefits
Bonuses
We do not provide annual cash bonuses or maintain non-equity incentive compensation plans. Instead, equity compensation represents a significant portion of total compensation for our employees, including our NEOs, which we believe keeps the focus on delivering long-term returns and results, and ties our executives’ compensation to our stockholder returns.
We consider signing bonuses in new-hire contexts. Additionally, for new-hires, we provide a cash payment in lieu of an equity grant that, subject to the continued service of the individual, is paid in accordance with a vesting schedule.
Employee Benefits
Our NEOs are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried employees. These benefits include medical, dental, vision, and business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life, accidental death and dismemberment, and short-term and long-term disability insurance.

We also maintain a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “Code”) (the “401(k) Plan”). The 401(k) Plan covers substantially all U.S. employees, including our NEOs, who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. We make discretionary matching contributions that are funded in the following year. We match 50% of the first 4% of compensation that a participant contributes to the 401(k) Plan. All participants’ interests in their deferrals are 100% vested when contributed.

We design our employee benefits programs to be affordable and competitive, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, and competitive dynamics.
2024 Arrangements
In 2024, Mr. Sharma was reimbursed for certain relocation expenses for his relocation from the United Kingdom to the Seattle area. Certain of these relocation expenses are deemed to be taxable income to the recipient; therefore, a supplemental tax "gross up" was provided to Mr. Sharma to help offset the incremental tax

PROXY STATEMENT	31

impact.The value of his relocation expenses for 2024 are included within the "All Other Compensation" column of the Summary Compensation Table in the section titled “Executive Compensation Tables" and quantified in the related footnote that column.
Other Compensation Policies
Prohibition on Hedging
For information regarding our policy on hedging transactions by officers and employees, see the section titled “Ownership of Common Stock—Prohibition on Hedging.”
Policy on Stock Pledging
For information regarding pledges of securities by officers and employees, see the section titled “Ownership of Common Stock—Policy on Stock Pledging.”
Deductibility of Executive Compensation
Section 162(m) of the Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. The T&C Committee intends to maintain the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company.
Tax and Accounting Considerations for Stock-Based Compensation
The T&C Committee takes applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program, plans, and arrangements for our executive officers and other employees. Chief among these considerations is FASB ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, FASB ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to members of our board of directors, our executive officers, and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

COMPENSATION COMMITTEE REPORT
The Talent & Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on its review and discussions, the Talent & Compensation Committee approved the “Compensation Discussion and Analysis” for inclusion in this proxy statement and the Company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

Members of the Talent & Compensation Committee:
Bora Chung (Chair)
Laurent Le Moal

32	REMITLY GLOBAL, INC.

Executive Compensation Tables
Fiscal 2024 Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the fiscal years ended December 31, 2024, 2023, and 2022, as applicable. For fiscal year 2024, our NEOs included (i) our Chief Executive Officer, (ii) our executive officers who served in the roles of principal financial officer, and (iii) the three next most highly compensated executive officers. On July 29, 2024, our board of directors approved the appointment of Mr. Mehta as our Chief Financial Officer. Mr. Munipalli resigned from the Chief Financial Officer position effective August 19, 2024, and remained as an employee of the Company until September 30, 2024. On December 31, 2024, Ms. Yoakum retired from her role as the Company's EVP, Customer and Culture and continues to serve as a consultant to the Company, as described below in the section titled "2024 Employment Arrangements with our NEOs."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Matthew Oppenheimer Chairman and Chief Executive Officer	2024	290,000	—	—	—	—	6,100	296,100
	2023	290,000	—	—	—	—	1,149	291,149
	2022	290,000	—	—	—	—	3,125	293,125
Vikas Mehta(3) Chief Financial Officer	2024	107,652	500,000	12,652,500	—	—	1,602	13,261,754
Ankur Sinha Chief Product and Technology Officer	2024	290,000	—	9,802,602	—	—	300	10,092,902
	2023	290,000	—	—	—	—	149	290,149
	2022	246,301	225,000	11,132,312	—	—	800	11,604,413
Pankaj Sharma(3) Chief Business Officer	2024	316,033(4)	—	4,900,308	—	—	187,130(5)	5,403,470
	2023	305,556(4)	—	3,632,850	—	—	18,801	3,957,207
Hemanth Munipalli Former Chief Financial Officer	2024	218,599	—	4,575,458	—	—	4,600	4,798,657
	2023	290,000	—	800,293	—	—	374	1,090,667
	2022	132,253	150,000	7,408,640	1,125,606	—	326	8,816,825
René Yoakum Former EVP, Customer and Culture	2024	290,000	—	3,898,784	—	—	7,600	4,196,384
	2023	290,000	—	2,879,120	—	—	3,024	3,172,144
	2022	290,000	—	1,186,556	—	—	1,560	1,478,116
1.The amounts reported reflect the grant date fair value of RSU awards and stock options granted to the named executive officers during the years ended December 31, 2024, 2023, and 2022, as computed in accordance with FASB ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
2.Amounts shown in this column include the following for 2024: for Messrs. Oppenheimer, Mehta, Sharma, Munipalli, and Ms. Yoakum, 401(k) contributions of $5,800, $1,208, $1,692, $4,350, and $5,800, respectively, and for Messrs. Mehta, Sharma, and Ms. Yoakum, contributions to their health savings account of $281, $750, and $1,500, respectively. Amounts shown in this column also include life insurance premiums paid on behalf of our NEOs, where applicable.
3.Mr. Mehta's compensation is only shown for the fiscal year ended December 31, 2024 because he was not an NEO during the fiscal years ended December 31, 2023 or 2022. Mr. Sharma's compensation is only shown for the fiscal years ended December 31, 2024 and 2023 because he was not an NEO during the fiscal year ended December 31, 2022.
4.For a portion of 2024, Mr. Sharma's salary was paid in British pounds, which was converted to U.S. dollars using the 2024 Exchange Rate. For 2024, Mr. Sharma's salary also included a vacation payout in an amount equal to $18,485. For 2023, Mr. Sharma's salary was paid in British pounds, which was converted to U.S. dollars using the exchange rate of 1.27313 as of December 31, 2023.
5.For 2024, this amount includes $171,610 in relocation benefits paid on Mr. Sharma’s behalf as well as $12,778 in pension contributions. The pension contributions were paid in British pounds, which was converted to U.S. dollars using the 2024 Exchange Rate.

PROXY STATEMENT	33

Fiscal 2024 Grants of Plan-Based Awards Table
The table below sets forth the plan-based awards and opportunities granted to our NEOs during fiscal year ended December 31, 2024.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Vikas Mehta	9/16/2024	875,000	12,652,500
Ankur Sinha	12/8/2024	200,000	4,220,000
	4/16/2024	305,896	5,582,602
Pankaj Sharma	4/16/2024	268,510	4,900,308
Hemanth Munipalli	4/16/2024	250,710	4,575,458
René Yoakum	4/16/2024	213,632	3,898,784
1.The amounts reported reflect the grant date fair value of RSU awards granted to the named executive officers in fiscal year 2024, as computed in accordance with FASB ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

34	REMITLY GLOBAL, INC.

Outstanding Equity Awards at Fiscal Year-End Table
The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2024. Mr. Munipalli served as the Chief Financial Officer of Remitly from July 2022 to August 2024 and remained employed with Remitly as a non-officer employee through September 2024. His outstanding equity awards ceased on the last day of his employment, and accordingly, there are no outstanding equity awards to report for him as of December 31, 2024.

	Option Awards						Stock Awards
Name	Option/Stock Award Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew Oppenheimer	7/13/2018	(3)	1,703,027	—	1.70	7/13/2028	—	—
	5/11/2021	(4)	375,000	—	6.55	5/11/2031	—	—
	8/12/2021	(5)	318,750	106,250	14.11	8/12/2031	—	—
Vikas Mehta	9/16/2024	(6)	—	—	—	—	875,000	19,748,750
Ankur Sinha	4/25/2022	(7)	—	—	—	—	332,904	7,513,643
	4/16/2024	(8)	—	—	—	—	305,896	6,904,073
	12/8/2024	(9)	—	—	—	—	200,000	4,514,000
Pankaj Sharma	2/2/2018	(10)	7,500	—	1.70	2/2/2028	—	—
	8/31/2018	(11)	32,500	—	1.70	8/31/2028	—	—
	12/30/2019	(12)	1,000	—	2.51	12/30/2029	—	—
	4/22/2020	(13)	5,833	—	2.00	4/22/2030	—	—
	4/22/2020	(14)	11,667	—	2.00	4/22/2030	—	—
	4/22/2021	(15)	39,999	—	6.55	4/22/2031	—	—
	4/22/2021	(16)	70,000	10,000	6.55	4/22/2031	—	—
	4/25/2022	(17)	—	—	—	—	22,144	499,790
	4/29/2023	(18)	—	—	—	—	124,994	2,821,115
	4/29/2023	(19)	—	—	—	—	7,629	172,187
	4/16/2024	(20)	—	—	—	—	6,174	139,347
	4/16/2024	(21)	—	—	—	—	262,336	5,920,924
René Yoakum	3/13/2019	(22)	179,218	—	2.00	3/13/2029	—	—
	5/11/2021	(23)	67,708	—	6.55	5/11/2031	—	—
	5/11/2021	(24)	83,333	—	6.55	5/11/2031	—	—
	8/12/2021	(25)	93,750	31,250	14.11	8/12/2031	—	—
	4/25/2022	(26)	—	—	—	—	11,667	263,324
	4/29/2023	(27)	—	—	—	—	15,241	343,989
	4/29/2023	(28)	—	—	—	—	22,451	506,719
	4/16/2024	(29)	—	—	—	—	213,632	4,821,674
1.All of the outstanding equity awards were granted under the 2011 Equity Incentive Plan (the “2011 Plan”), except those granted in December 2021 and during 2022, 2023 and 2024, which were granted under the 2021 Plan.
2.The market value of unvested stock awards is based on the closing market price of our Common Stock on December 31, 2024 of $22.57.
3.The option vested as follows: (a) 10% of the option vested monthly during the first year following April 1, 2018; (b) 15% of the option vested monthly during the year following the second anniversary of April 1, 2018; (c) 20% of the option vested monthly during the year following the third anniversary of April 1, 2018; (d) 25% of the option vested monthly during the year following the fourth anniversary of April 1, 2018; and (e) 30% of the option vested monthly during the year following the fifth anniversary of April 1, 2018.
4.The option vested 1/11th on May 1, 2023 and then 1/11 of the option vested each month thereafter.

PROXY STATEMENT	35

5.The option vested 1/12th on April 1, 2024 and then 1/12 of the option vested or will vest each month thereafter.
6.The RSUs will vest 15% on August 25, 2025, 3.75% for the next 4 quarters and then 8.75% for the remaining 8 quarters.
7.The RSUs vested 1/4 on February 25, 2023 and then 1/16 of the RSUs vested or will vest each quarter thereafter.
8.The RSUs will vest 1/8 on May 25, 2026 and then 1/8 of the RSUs will vest each quarter thereafter.
9.The RSUs will vest 1/8 on May 25, 2026 and then 1/8 of the RSUs will vest each quarter thereafter.
10.The option vested 1/4 on January 29, 2019 and then 1/48 of the option vested each month thereafter.
11.The option vested 1/48 on September 13, 2018 and then 1/48 of the option vested each month thereafter.
12.The option vested 100% on October 30, 2019.
13.The option vested 1/7 on February 1, 2022 and then 1/7 of the option vested each month thereafter.
14.The option vested 1/7 on September 1, 2022 and then 1/7 of the option vested each month thereafter.
15.The option vested 1/24 on April 1, 2021 and then 1/24 of the option vested each month thereafter.
16.The option vested 1/24 on April 1, 2023 and then 1/24 of the option vested or will vest each month thereafter.
17.The RSUs vested 1/6 on November 25, 2023 and then 1/6 of the RSUs vested each quarter thereafter.
18.The RSUs will vest 1/4 on May 25, 2025 and then 1/4 of the RSUs will vest each quarter thereafter.
19.The RSUs vested 1/4 on May 25, 2024 and then 1/4 of the RSUs vested quarterly thereafter.
20.The RSUs will vest 1/4 on May 25, 2025 and then 1/4 of the RSUs will vest each quarter thereafter.
21.The RSUs will vest 1/8 on May 25, 2026 and then 1/8 of the RSUs will vest each quarter thereafter.
22.The option vested 1/4 on July 1, 2020 and then 1/48 of the option vested each month thereafter.
23.The option vested 1/13 on July 1, 2022 and then 1/13 of the option vested each month thereafter.
24.The option vested 1/8 on August 1, 2023 and then 1/8 of the option vested each month thereafter.
25.The option vested 1/12 on April 1, 2024 and then 1/12 of the option vested or will vest each month thereafter.
26.The RSUs vested 1/4 on May 25, 2024 and then 1/4 of the RSUs vested each quarter thereafter.
27.The RSUs will vest 1/4 on May 25, 2025 and then 1/4 of the RSUs will vest each quarter thereafter.
28.The RSUs vested 1/4 on May 25, 2024 and then 1/4 of the RSUs vested each quarter thereafter.
29.The RSUs will vest 1/8 on May 25, 2026 and then 1/8 of the RSUs will vest each quarter thereafter.

36	REMITLY GLOBAL, INC.

Fiscal 2024 Option Exercises and Stock Vested Table
The table below sets forth information relating to option awards exercised and RSU awards vested for the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Matthew Oppenheimer	—	—	—	—
Vikas Mehta	—	—	—	—
Ankur Sinha	—	—	266,323	4,638,019
Pankaj Sharma	—	—	125,051	2,199,960
Hemanth Munipalli	89,977	826,467	137,901	2,274,602
René Yoakum	165,000	2,862,119	130,391	2,248,100
1.Value realized on exercise of option awards is calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price.
2.Value realized on vesting of stock awards is calculated based on the closing stock price on the date the stock award vested. Where the stock award vested on a weekend or a holiday, the value realized on the vesting of such award was calculated based on the closing stock price on the business day immediately preceding the vesting date.
Employment Agreements
We have entered into offer letters with each of our NEOs. Each offer letter:
•provides that the NEO will receive an annual base salary;
•provides that the NEO is eligible to participate in our employee benefit plans to the extent the NEO meets eligibility requirements;
•states that the NEO is an at-will employee; and
•states that the NEO does not have a fixed employment term.
Any potential payments and benefits due upon a termination of employment or a change in control are further described below in the section titled “Potential Payments Upon Termination or Change in Control.”
2024 Employment Arrangements with our NEOs
On December 17, 2024, the Company entered into a consulting agreement (the “Consulting Agreement”) with Ms. Yoakum, in connection with Ms. Yoakum’s retirement from the Company, which occurred on December 31, 2024.
Pursuant to the Consulting Agreement, Ms. Yoakum will provide consulting services to the Company beginning January 1, 2025, and ending December 31, 2026, or upon termination by either party (the “Consulting Term”) and receive continued vesting of her 31,250 outstanding stock options, and 262,991 outstanding restricted stock units during the Consulting Term. Additionally, in the event of Ms. Yoakum’s death, any remaining outstanding and unvested equity awards will accelerate and vest in full. During the Consulting Term, the Company will pay for Ms. Yoakum’s monthly healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, ("COBRA") for 18 months and will pay Ms. Yoakum a monthly amount of $4,000 for the cost of her health insurance premiums during the remainder of the Consulting Term. The Consulting Agreement also contains a release of claims by Ms. Yoakum against the Company, as well as confidentiality provisions.

PROXY STATEMENT	37

Potential Payments upon Termination or Change in Control
Change in Control and Severance Agreements
We have entered into Change in Control and Severance Agreements with each of our NEOs. These agreements provide for benefits upon either a termination by us of the executive officer’s employment without “cause” or a resignation by the executive officer for “good reason” (each as defined in the Change in Control and Severance Agreements); provided, however that only Mr. Oppenheimer is entitled to good reason protection outside of the change in control period (defined below). We refer to either of these terminations as a “qualifying termination.” The benefits provided under the Change in Control and Severance Agreements vary depending on whether the executive officer is subject to a qualifying termination within a period commencing three months prior to a “change in control” (as defined in the Change in Control and Severance Agreements) and ending 12 months following such change in control, which period we refer to as the “change in control period.”
If a qualifying termination occurs prior to or after the change in control period, subject to the NEO’s timely execution and non-revocation of a release of claims, the NEO will be entitled to:
•A lump sum cash payment equal to 12 months’ base salary in the case of Mr. Oppenheimer and 6 months’ base salary in the case of our other NEOs, in each case payable no later than the first regular payroll date occurring after the 60th day following the termination and subject to applicable withholdings;
•If the NEO elects to continue their health insurance coverage under COBRA, payment of the premiums for the NEO’s continued health insurance (or equivalent taxable cash payment, if applicable law so requires) for up to 12 months in the case of Mr. Oppenheimer and up to 6 months in the case of our other NEOs; and
•In the case of Mr. Oppenheimer, 25% of his then-unvested and outstanding equity awards will accelerate and become vested and, as applicable, exercisable (with any unearned performance-based awards to be deemed earned based on actual performance or, if not determinable, on 100% of target, unless otherwise set forth in an award agreement).
If a qualifying termination occurs during the change in control period, subject to the NEO’s timely execution and non-revocation of a release of claims, the NEO will be entitled to:
•A lump sum cash payment equal to 18 months’ base salary in the case of Mr. Oppenheimer and 12 months’ base salary in the case of our other NEOs, in each case payable no later than the first regular payroll date occurring after the 60th day following the termination and subject to applicable withholdings;
•If applicable, 150% of the executive’s annual target bonus in the case of Mr. Oppenheimer and 100% of the executive’s annual target bonus in the case of our other NEOs, in each case payable no later than the first regular payroll date occurring after the 60th day following the termination and subject to applicable withholdings;
•If the NEO elects to continue their health insurance coverage under COBRA, payment of the premiums for the NEO's continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 18 months in the case of Mr. Oppenheimer and up to 12 months in the case of our other NEOs; and
•100% of each of the NEO’s then-outstanding and unvested equity awards will accelerate and become vested and, as applicable, exercisable (with any unearned performance-based awards to be deemed earned based on actual performance or, if not determinable, on 100% of target, unless otherwise set forth in an award agreement).
The Change in Control and Severance Agreements will be in effect for three years from the effective date in the case of Mr. Oppenheimer, and two years from the effective date in the case of our other NEOs, in each case unless renewed, or earlier terminated, subject to certain limitations.
Fiscal 2024 Potential Payments upon Termination or Change in Control
The tables below set forth the potential payments that would have been provided to each of our NEOs under each of the circumstances specified below if they had terminated employment with us effective December 31,

38	REMITLY GLOBAL, INC.

2024. The estimated benefit amount of unvested RSUs was calculated by multiplying the number of unvested RSUs subject to acceleration by the closing price of our common stock on December 31, 2024, which was $22.57. The estimated benefit amount of unvested stock options was calculated by multiplying the number of unvested in-the-money stock options subject to acceleration by the difference between the exercise price of the option and the closing price of our common stock on December 31, 2024 which was $22.57.

Termination outside of Change in Control Period

Name	Cash Compensation ($)	Health Care Benefits ($)	Acceleration of Equity Vesting ($)
Matthew Oppenheimer	290,000	26,235	224,723
Vikas Mehta	145,000	3,619	—
Ankur Sinha	145,000	—	—
Pankaj Sharma	145,000	10,954	—

Termination within Change in Control Period

Name	Cash Compensation ($)	Health Care Benefits ($)	Acceleration of Equity Vesting ($)
Matthew Oppenheimer	435,000	39,352	898,875
Vikas Mehta	290,000	7,239	19,748,750
Ankur Sinha	290,000	—	18,931,716
Pankaj Sharma	290,000	21,907	9,713,562
Fiscal Year 2024 Payments made upon Termination
Neither Mr. Munipalli nor Ms. Yoakum received any payments under their applicable Change in Control and Severance Agreements in connection with the termination of their employment during fiscal year 2024.

PROXY STATEMENT	39

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Oppenheimer, our Chief Executive Officer.
Identification of the Median Employee

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our "median employee." We determined that, as of December 31, 2024, our employee population consisted of over 2,800 individuals, of which over 70% were located outside of the United States. Our employee population consisted of our global workforce of full-time, part-time, seasonal, and temporary employees who were employed by Remitly as of December 31, 2024.

To identify our median employee from our total employee population, we compared the amount of base wages for each of our employees as reflected in our compensation records. In making this determination, we annualized the compensation of our full-time and permanent part-time employees who joined Remitly in 2024 but did not work for us for the entire fiscal year. We did not make any cost-of-living adjustments in identifying our median employee.

Using the methodologies described above, we determined that our median employee was a full-time employee located in Nicaragua.
Pay Ratio

We calculated the median employee's annual total compensation for 2024 using the same methodology that is used to calculate our Chief Executive Officer's annual total compensation set forth in the section titled "Executive Compensation Tables—Fiscal 2024 Summary Compensation Table."

The 2024 annual total compensation of Mr. Oppenheimer was $296,100, the 2024 annual total compensation of our median compensated employee was $28,684, and the ratio of these amounts is 10.3 to one.

We believe we compensate our employees competitively based on their roles and geographies, and attracting, recruiting, growing, and retaining globally diverse talent enables us to deliver on our brand's promise to customers. The pay ratio disclosed above reflects differences in cost of living, as we did not make any cost-of-living adjustments in calculating the median employee compensation, and market compensation in Nicaragua, where our median employee is located.

Our reported CEO pay ratio is an estimate calculated in a manner consistent with SEC rules for identifying the median employee and determining the ratio of their compensation to that of our CEO. These rules permit companies to employ a wide range of methodologies, estimates, and assumptions. CEO pay ratios reported by other companies, which may have used other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are not necessarily comparable to our CEO pay ratio.

40	REMITLY GLOBAL, INC.

Pay Versus Performance
The following table sets forth information regarding the Company’s performance and the “compensation actually paid” to our NEOs, as calculated in accordance with SEC disclosure rules. For additional information regarding the Company’s approach to executive compensation and an explanation of how executive compensation decisions are made, please refer to the section titled “Compensation Discussion and Analysis.”

The table below is required to include, for 2024, 2023, 2022, and 2021, compensation actually paid to the CEO and the average compensation actually paid for non-CEO named executive officers. Compensation actually paid represents a calculation of compensation that differs significantly from the summary compensation table calculation of compensation, as well as the way in which the Company views annual compensation decisions, as discussed in the section titled “Compensation Discussion and Analysis.” The below table also provides information on the Company’s total shareholder return ("TSR"), the cumulative TSR of our peer group and net income attributable to the Company.

The Company does not use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose either a “company-selected measure,” as defined by the SEC in Item 402(v), or such company-selected measure’s relationship to executive compensation actually paid.
Pay Versus Performance Table

					Value of Initial Fixed $100
					Investment Based On:
Year(1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)(4)	Company TSR ($)(5)	Peer Group TSR ($)(6)	(GAAP) Net Loss ($)
2024	296,100	(689,484)	7,550,633	7,215,976	47	117	(36,978,000)
2023	291,149	7,452,758	3,081,470	8,155,360	40	88	(117,840,000)
2022	293,125	(14,678,101)	5,027,041	2,284,924	24	66	(114,019,000)
2021	8,676,815	30,813,221	3,274,545	10,849,663	43	97	(38,756,000)
(1)     Mr. Oppenheimer served as the principal executive officer (“PEO”) for the entirety of 2024, 2023, 2022, and 2021. The Company’s other NEOs were Mr. Mehta, Mr. Sinha, Mr. Sharma, Mr. Munipalli, and Ms. Yoakum for 2024; Mr. Hug, Mr. Munipalli, Mr. Sharma, and Ms. Yoakum for 2023; Mr. Hug, Mr. Munipalli, Mr. Sinha, Ms. Yoakum, and Ms. Morgan for 2022; and Mr. Hug and Ms. Morgan for 2021. Mr. Mehta joined the company in August 2024 and Mr. Munipalli resigned as our Chief Financial Officer effective as of August 2024 and remained employed with Remitly as a non-officer employee through September 2024. Mr. Munipalli and Mr. Sinha joined the company in July and February 2022, respectively, and Ms. Morgan resigned as our Chief Financial Officer effective as of July 2022 and remained employed with Remitly as a non-officer employee through October 2022.
(2)     Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for Mr. Oppenheimer and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for that applicable year, other than Mr. Oppenheimer.
(3)     To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Oppenheimer and for the average of the other NEOs is set forth in the table below.
(4) The compensation actually paid for 2023 has been adjusted to reflect the correction of an inadvertent error, increasing the total from $8,153,903 to $8,155,360. The adjustment reflects a correction to a single equity award tranche.
(5)     Pursuant to rules of the SEC, the comparison assumes $100 was invested in our common stock on September 23, 2021, the date of our initial public offering, using the closing stock price of the day of our initial public offering. TSR represents cumulative TSR over the following measurement periods: for 2024, September 23, 2021 to December 31, 2024; 2023, September 23, 2021 to December 31, 2023; for 2022, September 23, 2021 to December 31, 2022; and for 2021, September 23, 2021 to December 31, 2021. The stockholder return shown in the table is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.
(6)     The peer group used is the NASDAQ KBW Financial Technology Index, which is the same peer group the Company uses for its disclosure under Item 201(e) of Regulation S-K.

PROXY STATEMENT	41

The table below details the adjustments made to the summary compensation table total to calculate the compensation actually paid to our NEOs each year:

		(Minus)	Plus	Plus/(Minus)	Plus	Plus/(Minus)	(Minus)
Year	Summary Compensation Table Total ($)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year ($)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year ($)	Change in Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years ($)	Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year that Vested During Fiscal Year ($)	Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior Years for Which All Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)	Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in the Prior Fiscal Year that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)	Equals Compensation Actually Paid ($)
Mr. Oppenheimer
2024	296,100	—	—	177,195	—	(1,162,780)	—	(689,484)
2023	291,149	—	—	3,834,994	—	3,326,615	—	7,452,758
2022	293,125	—	—	(8,555,998)	—	(6,415,228)	—	(14,678,101)
2021	8,676,815	(8,383,750)	11,350,885	14,967,404	—	4,201,866	—	30,813,221
Other NEOs (Average)
2024	7,550,633	(7,165,930)	8,409,754	353,774	—	(416,588)	(1,515,667)	7,215,976
2023	3,081,470	(2,689,303)	2,451,440	2,641,486	627,452	2,042,816	—	8,155,360
2022	5,027,041	(4,714,409)	4,928,481	(1,312,363)	100,478	(1,038,659)	(705,645)	2,284,924
2021	3,274,545	(2,979,793)	5,472,828	3,510,006	130,960	1,441,117	—	10,849,663
Compensation Actually Paid Compared to TSR and Net Loss

TSR and net income are some indicators of the Company’s overall financial performance that may impact the value of NEOs’ total compensation; however, other factors are considered in setting NEOs’ compensation (though as noted above, we do not use any other financial performance measures in determining executive compensation). For additional information regarding the Company’s approach to executive compensation, please refer to the section titled “Compensation Discussion and Analysis.”

The following charts illustrate the relationship between compensation actually paid to the PEO and the NEOs of the Company, as calculated per the SEC disclosure rules, TSR and net income.

42	REMITLY GLOBAL, INC.

The Company does not, and is not required to, use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose a tabular list of its most important financial performance measures.

PROXY STATEMENT	43

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2024, each of which was approved by our stockholders. These plans include the 2011 Plan, the 2021 Plan, and our Employee Stock Purchase Plan (as amended, the “ESPP”), as further described below.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights(1)	Weighted Average Exercise Price of Outstanding Options(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved By Stockholders	32,126,382	$4.58	18,418,445
Total	32,126,382		18,418,445
(1)Consists of RSUs and options granted to purchase common stock under the 2011 Plan, 2021 Plan, and ESPP. Excludes potential shares to be issued under our ESPP.
(2)Excludes restricted stock units because they have no exercise price.
(3)Consists of shares of common stock available for issuance under our 2021 Plan, as well as shares available for issuance under our ESPP.

44	REMITLY GLOBAL, INC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
There are no transactions or series of similar transactions since January 1, 2024 in which we were a party, are, or will be a participant, in which the amounts involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had a direct or indirect material interest, other than compensation arrangements, which are described under the sections titled "Director Compensation," "Compensation Discussion and Analysis," and “Executive Compensation Tables.”
Indemnification Agreements with our Directors and Officers
We have entered into indemnification agreements with each of our directors and our NEOs. The indemnification agreements, our amended and restated certificate of incorporation, and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Subject to very limited exceptions, our Bylaws will also require us to advance expenses incurred by our directors and officers.

PROXY STATEMENT	45

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, stockholders have the opportunity to vote on this non-binding advisory proposal regarding the compensation of our named executive officers ("Say on Pay").
The advisory vote to approve executive compensation is a non-binding vote on the compensation of our NEOs as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on us, the board of directors, or the T&C Committee. The Say on Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation policies and practices, which the T&C Committee will be able to consider when determining future executive compensation. Our board of directors and our T&C Committee value the opinions of our stockholders.

In 2023, our stockholders approved the recommendation of our board of directors to hold a Say on Pay vote annually.

We are asking our stockholders to approve the compensation of our NEOs as described in this proxy statement by voting in favor of the following non-binding resolution:
“RESOLVED, that the stockholders of Remitly Global, Inc. approve, on a non-binding advisory basis, the compensation of Remitly Global, Inc.'s named executive officers, as disclosed in Remitly Global, Inc.’s proxy statement for the 2025 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, the compensation tables, and related narrative disclosures.”
For more information about the compensation that we paid to our NEOs during the year ended December 31, 2024, please refer to the sections of this proxy statement titled “Compensation Discussion and Analysis" and "Executive Compensation Tables.”
Vote Required
The approval, on a non-binding advisory basis, of our named executive officer compensation requires the vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board recommends a vote "FOR," on a non-binding advisory basis, the compensation of our named executive officers.

46	REMITLY GLOBAL, INC.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit and risk committee of our board of directors has appointed PricewaterhouseCoopers LLP ("PWC") as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of PwC to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit and risk committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our audit and risk committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit and risk committee believes that such a change would be in the best interests of the Company and its stockholders. Representatives of PwC are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to the Company by PwC for the fiscal years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Audit Fees (1)	$4,049	$4,090
Audit-Related Fees (2)	43	0
Tax Fees (3)	72	30
All Other Fees (4)	2	430
(1)“Audit fees” consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)“Audit-Related Fees”consist of fees for assurance and related services that are reasonably associated with the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not included in “Audit Fees.”
(3)“Tax Fees” are fees for tax services, including transfer pricing services, tax compliance, and consultation on tax matters.
(4)“All Other Fees” are fees for permitted services performed by PwC that do not meet the “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” category description. These services primarily include fees for compliance-related services, consulting services, and software licenses. In 2023, these services included a review of our global sanctions compliance program.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have no effect on the outcome of this proposal. A broker or other nominee may generally vote in their discretion on routine proposals, such as this one, and therefore no broker non-votes are expected in connection with this proposal.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

PROXY STATEMENT	47

AUDIT AND RISK COMMITTEE REPORT
With respect to the Company’s financial reporting process, the Company’s management is responsible for establishing and maintaining internal controls and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PwC, is responsible for auditing these financial statements. It is the responsibility of the audit and risk committee to oversee these activities. The audit and risk committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024, with the Company’s management and with PwC, including the results of the independent registered public accounting firm’s audit of the Company’s financial statements. The audit and risk committee provides our board of directors with the information and materials the audit and risk committee deems necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit and risk committee also meets in executive sessions, without the presence of the Company’s management, with PwC. The audit and risk committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The audit and risk committee has received written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit and risk committee concerning independence, and has discussed with PwC its independence.
Based on our review of the matters noted above and our discussions with the Company’s management and independent registered public accountants, we recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2024, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the Securities and Exchange Commission.

Members of the Audit and Risk Committee: Margaret Smyth (Chair) Ryno Blignaut Phyllis Campbell
Pre-Approval Policies and Procedures
Pursuant to the charter of the audit and risk committee and the requirements of law, the audit and risk committee pre-approves all audit and permitted non-audit services that may be provided by our independent registered public accounting firm. This pre-approval applies to audit services, audit-related services, tax services, and other services. In some cases, the full audit and risk committee provides pre-approval for specific services, subject to a specific dollar threshold. In other cases, the chairperson of the audit and risk committee has the delegated authority from the audit and risk committee to pre-approve services up to a specific dollar threshold, and the chairperson then reports such pre-approvals to the full audit and risk committee at its next meeting. For the fiscal year ended December 31, 2024, all fees paid to PwC have been approved by the audit and risk committee.

48	REMITLY GLOBAL, INC.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2024, and other financial information, without exhibits, was filed with the SEC on April 25, 2025. In addition, stockholders can access our Annual Report to Stockholders on our website at https://ir.remitly.com/. Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Remitly Global, Inc. 1111 3rd Ave, Suite 2100, Seattle, WA 98101, Attention: Corporate Secretary.

OTHER BUSINESS
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet, or by executing and returning the proxy card at your earliest convenience.

PROXY STATEMENT	49

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/10/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/10/2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Ryno Blignaut 02 Phyllis Campbell 03 Phillip Riese

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐
3	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000671247_1 R1.0.0.2

50	REMITLY GLOBAL, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

REMITLY GLOBAL, INC.
Annual Meeting of Stockholders
June 11, 2025, 10:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Matthew Oppenheimer and Saema Somalya, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REMITLY GLOBAL, INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 10:00 AM, PDT on June 11, 2025, via the internet, www.virtualshareholdermeeting.com/RELY2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000671247_2 R1.0.0.2

PROXY STATEMENT	51